SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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J.CREW GROUP, INC.

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J.CREW GROUP, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 12, 2007

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of J.Crew Group, Inc. (the “Company”) will be held at 10:00 a.m., local time, on June 12, 2007, at the Gramercy Park Hotel, 2 Lexington Avenue, New York, New York 10010, for the following purposes:

1.	To elect Class I directors of the Company, each to serve for a term of three years;

2.	To approve the J.Crew 2007 Associate Stock Purchase Plan;

3.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2007; and

4.	To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

Only stockholders of record at the close of business on April 18, 2007 are entitled to notice of and to vote at the Annual Meeting and at any and all adjournments or postponements thereof.

By Order of the Board of Directors,

Arlene S. Hong

Secretary

New York, New York

May 4, 2007

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE ENCOURAGED TO VOTE BY COMPLETING, SIGNING AND DATING THE ENCLOSED PROXY CARD AND MAILING IT TO THE COMPANY IN THE ENCLOSED, POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE. IF INTERNET VOTING IS AVAILABLE TO YOU, VOTING INSTRUCTIONS ARE PRINTED ON THE PROXY CARD SENT TO YOU. VOTING BY PROXY WILL NOT PREVENT YOU FROM ATTENDING THE MEETING AND VOTING IN PERSON IF YOU SO DESIRE.

J.CREW GROUP, INC.

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 12, 2007

PROXY STATEMENT

VOTING RIGHTS AND SOLICITATION OF PROXIES

WHY DID I RECEIVE THIS PROXY STATEMENT?

We are providing this proxy statement to the stockholders of J.Crew Group, Inc., a Delaware corporation (the “Company”), in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board”) for use at the Annual Meeting of Stockholders (the “Annual Meeting”) of the Company, to be held at 10:00 a.m., local time, on June 12, 2007 at the Gramercy Park Hotel, 2 Lexington Avenue, New York, New York 10010 and at any and all adjournments or postponements thereof. The mailing of this proxy statement and the accompanying form of proxy to the stockholders of the Company is expected to commence on or about May 4, 2007.

The principal executive offices of the Company are located at 770 Broadway, New York, New York 10003.

WHAT AM I VOTING ON?

At the Annual Meeting, you will be asked to consider and vote upon:

•	The election of Class I directors, each to serve for a term of three years;

•	Approval of the J.Crew 2007 Associate Stock Purchase Plan; and

•	The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2007.

HOW DOES THE BOARD RECOMMEND I VOTE?

The Board recommends a vote:

•	FOR each of the nominees for the Board of Directors;

•	FOR approval of the J.Crew 2007 Associate Stock Purchase Plan; and

•	FOR ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2007.

WHO IS ENTITLED TO VOTE?

You may vote at the Annual Meeting if you are a holder of the Company’s common stock, par value $0.01 per share (the “Common Stock”), at the close of business on April 18, 2007 (the “Record Date”). Each share of Common Stock is entitled to one vote. At the close of business on the Record Date, there were 59,929,250 shares of Common Stock outstanding.

HOW DO I VOTE?

You may vote in the following ways:

•	by completing, signing and returning the enclosed proxy card in the enclosed prepaid envelope;

•	by attending the meeting and voting in person; or

•	if Internet voting is available to you, by following the voting instructions printed on the proxy card sent to you.

Shares of Common Stock that are represented by properly executed proxies and received in time for voting at the Annual Meeting (and that have not been revoked) will be voted in accordance with the instructions indicated on the proxy. Stockholders who execute the enclosed proxy may still attend the Annual Meeting and vote in person.

CAN I CHANGE MY MIND AFTER I VOTE?

Any proxy may be revoked at any time before it is exercised by providing written notice of revocation to the Secretary of the Company, 770 Broadway, New York, New York 10003, by executing a proxy bearing a later date or by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not, however, in and of itself constitute a revocation of a proxy or an earlier vote.

WHAT IF I RETURN MY PROXY CARD BUT DO NOT PROVIDE VOTING INSTRUCTIONS?

Proxy cards that are signed and returned but do not contain instructions will be voted (1) “For” the election of the Class I director nominees, (2) “For” approval of the J.Crew 2007 Associate Stock Purchase Plan, (3) “For” ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2007, and (4) in accordance with the best judgment of the persons named in the proxy card on any other matters that should properly be brought before the Annual Meeting.

WHAT IS THE DIFFERENCE BETWEEN HOLDING SHARES AS A STOCKHOLDER OF RECORD AND AS A BENEFICIAL OWNER?

If your shares are registered directly in your name with the Company’s transfer agent, American Stock Transfer & Trust Company, you are considered, with respect to those shares, the “stockholder of record.” The Notice of Annual Meeting, proxy statement and proxy card have been sent directly to you by the Company.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in street name. The Notice of Annual Meeting, proxy statement and proxy card have been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the proxy card included in the mailing.

When a broker, bank or other holder of record does not receive voting instructions from the beneficial owner of shares with respect to a non-routine proposal for which the holder of record does not have discretionary authority to vote the shares, such as a stockholder proposal, “broker non-votes” occur with respect to those shares.

HOW MANY VOTES MUST BE PRESENT TO HOLD THE MEETING?

The presence, either in person or by proxy, of the holders of record of a majority of the shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum for the transaction of business at the Annual Meeting. All abstentions and broker non-votes will be included as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting but will not be counted as votes “for” or “against” any proposal.

HOW MANY VOTES ARE NEEDED TO APPROVE THE COMPANY’S PROPOSALS?

The Class I directors will be elected by the “for” votes of a plurality of the shares of Common Stock represented in person or by proxy and entitled to vote at the Annual Meeting. This means that the nominees who receive the greatest number of votes for each open seat will be elected. Abstentions and broker non-votes will not be counted as votes “for” or “against” the election of any director.

With respect to approval of Proposal 2 and Proposal 3, the affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote at the Annual Meeting is required for approval. Abstentions and broker non-votes will not be counted as votes “for” or “against” any proposal.

WHO PAYS FOR SOLICITING THE PROXIES?

The Company pays the cost of soliciting the proxies. We have retained Morrow & Co., a professional soliciting organization, to assist in soliciting proxies from brokerage firms, custodians and other fiduciaries. The Company expects the fees for Morrow & Co. to be $7,000 plus expenses. In addition, the Company’s directors, officers and associates may, without additional compensation, also solicit proxies by mail, telephone, personal contact, facsimile or through similar methods.

WHAT IS HOUSEHOLDING AND HOW DOES IT AFFECT ME?

The Securities and Exchange Commission (“SEC”) permits companies to send a single set of annual disclosure documents to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if the company provides advance notice and follows certain procedures. In such cases, each stockholder continues to receive a separate notice of the meeting and proxy card. This householding process reduces the volume of duplicate information and reduces printing and mailing expenses. We have not instituted householding for stockholders of record; however, certain brokerage firms may have instituted householding for beneficial owners of our Common Stock held through brokerage firms. If your family has multiple accounts holding our common shares, you may have already received householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of the annual disclosure documents. The broker will arrange for delivery of a separate copy of this proxy statement or our annual report promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

PROPOSAL 1

ELECTION OF CLASS I DIRECTORS

Our Board of Directors currently has eight members. A majority of our Board satisfies the current independence requirements of the New York Stock Exchange (“NYSE”) and the SEC.

Our bylaws provide that our Board consists of no fewer than three persons. The exact number of members of our Board will be determined from time to time by resolution of a majority of our full Board.

Our Board is divided into three classes, designated Class I, Class II and Class III, with each director serving a three-year term and one class being elected at each year’s annual meeting of stockholders. Messrs. Boyce and Sloan currently serve as Class I directors (with a term expiring in 2007). However, Mr. Boyce has recently announced his resignation effective May 15, 2007 and Heather Reisman has been elected by the Board to fill the vacancy effective on May 15, 2007. Ms. Casati and Messrs. Coslet and Weston serve as Class II directors (with a term expiring in 2008). Messrs. Coulter, Drexler and Grand-Jean serve as Class III directors (with a term expiring in 2009). Our bylaws require that such classes be as nearly equal in number of directors as possible.

All of our directors, other than Ms. Reisman, were originally nominated pursuant to the terms of certain stockholders’ agreements. Messrs. Boyce, Coslet and Coulter were nominated by TPG Partners II, L.P. (“Partners II”) pursuant to a stockholders’ agreement between Partners II and Emily Scott, a former director. Under this agreement, Partners II has agreed to vote for Ms. Scott and a nominee chosen by her to serve on our Board and Ms. Scott has agreed to vote for three director nominees chosen by Partners II. Ms. Scott is not currently on our Board, nor has she chosen a director nominee. Messrs. Drexler, Grand-Jean and Sloan were nominated by Mr. Drexler pursuant to a stockholders’ agreement between him and Partners II. Mr. Weston and Ms. Casati were nominated by Mr. Drexler and Partners II pursuant to this agreement.

At the Annual Meeting, two Class I directors are to be elected to serve three-year terms ending at the Annual Meeting of Stockholders to be held in 2010, or until their respective successors are elected and qualified. The Board has nominated for election Heather Reisman and Stuart Sloan as Class I directors. Each of the two nominees has consented to serve as a director if elected at the Annual Meeting and, to the best knowledge of the Board, each of such nominees is and will be able to serve if so elected. In the event that either of these nominees should become unable or unwilling to serve, proxies will be voted for a substitute nominee selected by the Board. The Board has determined that Ms. Reisman is independent under the NYSE listed company rules and applicable law and that Mr. Sloan is not independent under these rules because of his interest in a limited partnership from which the Company leases space for operation of one of our retail stores. See “Certain Relationships and Related Transactions—University Village Lease.”

The Board recommends that stockholders vote

“FOR” the Company’s nominees for Class I Directors.

Set forth below is a brief biography of each nominee for election as a Class I director and of all other members of the Board who will continue in office. In addition to the directors listed below, Emily Scott, Thomas Scott, Bridget Ryan Berman and Richard Boyce served as directors during fiscal year 2006 (“fiscal 2006”). Ms. Scott and Mr. Scott resigned as directors for personal reasons, effective December 2, 2006. Ms. Berman resigned as a director in connection with her role as Chief Executive Officer of the U.S. subsidiary of Giorgio Armani S.p.A., effective December 26, 2006. Mr. Boyce, a director since 1997, also recently resigned to focus on his responsibilities at TPG Capital, L.P., effective May 15, 2007.

Nominees for Election as Class I Directors

Term Expiring 2010

Heather Reisman (58).    Ms. Reisman will become a director effective May 15, 2007. She is the founder of Indigo Books & Music, Inc., a Canadian book and music retailer, and has served as its Chief Executive Officer since 1996. Prior to that, Ms. Reisman had been President of Cott Corporation, a beverage supplier, since 1992. Ms. Reisman also serves on the Board of Directors of Onex Corporation.

Stuart Sloan (63).    Mr. Sloan has been a director since 2003. Mr. Sloan is the founder of Sloan Capital Companies, a private investment company, and has been a Principal thereof since 1984. Mr. Sloan also serves on the Board of Directors and Compensation Committee of Clearwire Corporation and Anixter International, Inc. and the Board of Directors and Executive Committee of Rite Aid Corp.

Incumbent Class II Directors

Term Expiring 2008

Mary Ann Casati (51).    Ms. Casati has been a director since 2006. Ms. Casati is a founding partner of Circle Financial Group LLC, a private wealth management membership practice, and has served as such since 2003. Prior to that, Ms. Casati was a partner and managing director of Goldman, Sachs & Co. where she was employed for twenty years. Ms. Casati also serves on the Board of Directors of Blue Tulip Corporation.

Jonathan Coslet (42).    Mr. Coslet has been a director since 2003. Mr. Coslet has been a partner of TPG Capital, L.P. (formerly Texas Pacific Group or “TPG”) since 1993 and is currently a senior partner and member of the firm’s Executive, Management and Investment Committees. Prior to joining TPG, Mr. Coslet worked at Donaldson, Lufkin & Jenrette, specializing in leveraged acquisitions and high yield finance from 1991 to 1993. Mr. Coslet also serves on the Board of Directors and Compensation Committee of IASIS Healthcare Corp., Petco Animal Supplies, Inc. and The Neiman Marcus Group, Inc.

Josh Weston (78).    Mr. Weston has been a director since 1998. Mr. Weston also served as Honorary Chairman of the Board of Directors of Automatic Data Processing, a computing services business, from 1998 to November 2004. Mr. Weston was Chairman of the Board of Directors of Automatic Data Processing from 1996 until 1998, and Chairman and Chief Executive Officer for more than five years prior thereto. Mr. Weston also serves on the Board of Directors and Compensation Committee of Gentiva Health Services, Inc.

Incumbent Class III Directors

Term Expiring 2009

James Coulter (47).    Mr. Coulter has been a director since 1997. Mr. Coulter co-founded TPG in 1993 and has been Managing General Partner of TPG for more than eight years. From 1986 to 1992, Mr. Coulter was a Vice President of Keystone, Inc. From 1986 to 1988, Mr. Coulter was also associated with SPO Partners, an investment firm that focuses on public market and private minority investments. Mr. Coulter also serves on the Board of Directors and Compensation Committee of Zhone Technologies, Inc., and the Board of Directors of Lenovo Group Limited and The Neiman Marcus Group, Inc.

Millard Drexler (62).    Mr. Drexler has been our Chief Executive Officer since January 2003 and Chairman of the Board of Directors and a director since March 2003. Before joining J.Crew, Mr. Drexler was Chief Executive Officer of The Gap, Inc. from 1995 until September 2002, and was President of The Gap, Inc. from 1987 to 1995. Mr. Drexler also serves on the Board of Directors and Compensation and Nominating and Corporate Governance Committees of Apple Computer, Inc.

Steven Grand-Jean (64).    Mr. Grand-Jean has been a director since 2003. Mr. Grand-Jean has been President of Grand-Jean Capital Management for more than five years. Grand-Jean Capital Management provides financial advisory and investment services to the Drexler family, including a family foundation established by Mr. Drexler, and receives customary compensation for those services.

CORPORATE GOVERNANCE

Board of Directors and Committee Meetings

Our Board held nine meetings in fiscal 2006. It is the Company’s policy that directors are expected to attend all or substantially all Board meetings and meetings of the Board committees on which they serve. Each incumbent director attended at least 75% of the total number of Board meetings and meetings of Board committees on which such director served. It is also the Company’s policy that all directors attend the Company’s Annual Meeting of Stockholders.

Our standing Board committees consist of an audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), a compensation committee and a nominating and corporate governance committee.

Audit Committee:    The audit committee currently consists of Mr. Weston (Chairperson) and Ms. Casati. Each member of our audit committee satisfies the independence requirements of the NYSE and the SEC. Our Board has determined that each member of the audit committee is financially literate. The Board has determined that Mr. Weston qualifies as an “audit committee financial expert” under SEC rules and regulations. As a result of the resignation of Bridget Ryan Berman effective December 26, 2006, our audit committee is currently comprised of only two members and does not meet the NYSE requirement that an audit committee consist of at least three members. We are currently in the process of identifying qualified candidates to fill the third director position on our audit committee.

The audit committee assists the Board in monitoring the integrity of our financial statements and reporting process and systems of internal controls regarding finance and accounting; our independent auditors’ qualifications, independence and performance; the performance of our internal audit function and our compliance with legal and regulatory requirements. The audit committee has direct responsibility for the appointment, compensation, retention (including termination) and oversight of our independent auditors, and our independent auditors report directly to the audit committee.

The audit committee meets regularly, both with and without management, and held eight meetings in fiscal 2006.

Compensation Committee:    Our compensation committee consists of Messrs. Coulter (Chairperson) and Coslet and Ms. Casati. Each member of the compensation committee satisfies the independence requirements of the NYSE and qualifies as an outside director within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and a non-employee director within the meaning of Rule 16b-3 under the Exchange Act.

The primary duties of the compensation committee are to oversee our executive compensation program, to discharge the responsibilities of the Board relating to compensation practices for our executive officers and other key associates, as the committee may determine, and to ensure that management’s interests are aligned with the interests of our stockholders. The compensation committee is responsible for developing, reviewing and adhering to our compensation philosophy and program, as well as reviewing and making recommendations to the Board with respect to our employee benefit plans, compensation and equity-based plans and compensation of directors. The compensation committee is also responsible for approving the compensation and benefits of the Chief Executive Officer and the other executive officers, including annually reviewing and assessing performance goals and objectives for all of our executives and evaluating short-term and long-term incentive compensation.

The compensation committee also reviews and discusses with management the Compensation Discussion and Analysis prepared for inclusion in our annual report on Form 10-K and proxy statement and, based on such review, determines whether to recommend to the Board that the Compensation Discussion and Analysis be included in the annual report and the proxy statement. Furthermore, the compensation committee prepares the Compensation Committee Report furnished with our proxy statement. The Compensation Committee Report for fiscal 2006 is included in this proxy statement under “Compensation Committee Report” below.

The compensation committee retained Mercer Human Resource Consulting in September 2006 to serve as an outside compensation consultant to the committee. In its advisory role, Mercer prepared data on named executive officer compensation levels and dilution from equity plans, using the comparative group described in the “Compensation Discussion and Analysis” that begins on page 15 of this proxy statement. Additionally, Mercer advises the compensation committee on compensation plan design issues, regulatory changes and best practices related to compensation. Mercer reports directly to the compensation committee. Furthermore, in determining the compensation of our named executive officers other than our Chief Executive Officer, the compensation committee receives input from our Chief Executive Officer with respect to appropriate base salary levels and annual incentive awards for such officers. The compensation committee’s processes and procedures for the consideration and determination of executive compensation, including the role of our Chief Executive Officer in making recommendations to the committee and the role of Mercer in assisting the committee in its functions, are more fully described in the “Compensation Discussion and Analysis” that begins on page 15 of this proxy statement.

The compensation committee meets regularly, both with and without management and its independent advisors, and held eight meetings in fiscal 2006.

Nominating and Corporate Governance Committee:    Our nominating and corporate governance committee consists of Messrs. Coslet (Chairperson), Coulter and Weston. Each member of the nominating and corporate governance committee satisfies the independence requirements of the NYSE. The nominating and corporate governance committee is responsible for identifying qualified individuals to become members of the Board, determining the composition of the Board and its committees and developing and recommending to the Board sound corporate governance policies and procedures. Our nominating and corporate governance committee did not hold any meetings in fiscal 2006. To date in fiscal year 2007 (“fiscal 2007”), the committee has held two meetings.

Our nominating and corporate governance committee identifies director candidates through the recommendations of directors, management and stockholders. From time to time, the committee may engage a search firm to assist in identifying potential director candidates, although no such firm was used to identify any of the nominees for director proposed for election at the Annual Meeting. The committee evaluates all director nominees, regardless of the person or firm recommending such candidate, and all incumbent directors being considered for re-nomination according to established criteria, approved by the Board, for selecting nominees to stand for election as directors. The committee considers all director candidates in light of the entirety of their credentials and other relevant considerations, including the candidate’s potential contribution to the diversity and culture of the Board, the candidate’s familiarity with financial statements, particularly in light of the Company’s principal business and its strategic challenges, and the candidate’s independence from management under requirements of applicable law and listing standards. In addition, all directors must possess the following minimum qualifications, as determined by the nominating and corporate governance committee:

•	A director must demonstrate integrity, business ethics and strength of character and judgment;

•	A director must be able and willing to devote sufficient time to Board duties, including to serve on committees of the Board; and

•	A director must have a record of professional accomplishment in his or her chosen field.

Stockholders wishing to submit to the nominating and corporate governance committee recommendations for director candidates to be considered for nomination at the 2008 annual meeting may do so by delivering notice in writing or by electronic transmission to the Secretary of the Company at our principal executive offices not later than March 13, 2008 nor earlier than February 13, 2008, unless the date of our 2008 annual meeting is more than 30 days before or after June 12, 2008, in which case notice by the stockholder to be timely must be so delivered not earlier than one hundred twenty days prior to such annual meeting and not later than the close of business on the later of the ninetieth day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. Such notice must include:

•	A recommendation identifying the candidate, including the candidate’s contact information;

•	A detailed resume of the candidate and an autobiographical statement explaining the candidate’s interest in serving as a director;

•	A statement of whether the candidate meets applicable law and listing requirements pertaining to director independence;

•	The written consent of the candidate to serve as a director, if elected;

•	The name and address of the stockholder making the recommendation and of any beneficial owner on whose behalf the recommendation is made, as they appear on the Company’s books; and

•	The class and number of shares of the Company’s stock which are owned of record by such stockholder and beneficially by such beneficial owner.

Board Committee Charters

The charters for our audit committee, compensation committee and nominating and corporate governance committee are available free of charge on the investor relations section of our website at www.jcrew.com or upon written request to the Secretary of the Company, J.Crew Group, Inc., 770 Broadway, New York, New York 10003.

Executive Sessions of Non-Management Directors

The independent directors meet separately in executive session without the Chief Executive Officer or representatives of management. These meetings occur at least twice a year in accordance with our Corporate Governance Guidelines. Mr. Coulter, as the senior board member nominated by TPG, the Company’s largest stockholder, presides over the executive sessions.

Corporate Governance Guidelines

The Board adopted the Corporate Governance Guidelines to assist the Board in the exercise of its responsibilities. The Corporate Governance Guidelines are available free of charge on the investor relations section of our website at www.jcrew.com or upon written request to the Secretary of the Company, J.Crew Group, Inc., 770 Broadway, New York, New York 10003.

Code of Ethics and Business Practices

The Company has a Code of Ethics and Business Practices that applies to all Company associates, including its Chief Executive Officer, Chief Financial Officer, principal accounting officer and controller, as well as members of the Board. The Code of Ethics and Business Practices is available free of charge on the investor relations section of our website at www.jcrew.com or upon written request to the Secretary of the Company, J.Crew Group, Inc., 770 Broadway, New York, New York 10003. Any updates or amendments to the Code of Ethics and Business Practices, and any waiver that applies to a director or executive officer, will also be posted on the website. There were no waivers in fiscal 2006.

Independence

The Board has determined that the following directors of the Company, comprising five of the eight members of the Board, are independent under the NYSE listed company rules and applicable law: Ms. Casati, Ms. Reisman and Messrs. Coslet, Coulter and Weston. In addition, all Board committee members meet the applicable independence requirements of the NYSE and applicable law. Ms. Berman, who served as a director during fiscal 2006, was independent as a director and audit committee member under the NYSE listed company rules and applicable law. In addition, Mr. Boyce, who served as a director during fiscal 2006, was independent as a director under the NYSE listed company rules and applicable law.

Stockholder Communications with the Board of Directors

Stockholders and other interested parties may contact the Board or the non-management directors as a group at the following address:

Board of Directors

or

Outside Directors

J.Crew Group, Inc.

770 Broadway

New York, NY 10003

All communications received at the above address will be relayed to the Board or the non-management directors, respectively. Communications regarding accounting, internal accounting controls or auditing matters may also be reported to the Board using the above address.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us regarding the beneficial ownership of our Common Stock as of the Record Date by:

•	each current director;

•	the executive officers listed in the Summary Compensation Table below;

•	all of our directors and executive officers as a group; and

•	each person, or group of affiliated persons, known to us to beneficially own more than 5% of any class of our outstanding shares of Common Stock.

Unless otherwise indicated, the address for the stockholders below is J.Crew Group, Inc., 770 Broadway, New York, New York 10003, and to our knowledge, each person has sole voting and investment power over the shares shown as beneficially owned. We know of no arrangements, including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change in control of us.

Name and Address of Beneficial Owner	Percent of Class	Number of Shares Beneficially Owned
Millard S. Drexler(1)	14%	8,480,154
Richard Boyce(2)	*	53,428
Mary Ann Casati(3)	*	15,629
Jonathan Coslet	*	—
James Coulter(4)	20%	11,804,255
Steven Grand-Jean(5)	*	168,804
Heather Reisman(6)	*	—
Stuart Sloan(7)	*	84,687
Josh Weston(8)	*	84,651
Tracy Gardner(9)	*	275,843
Jeffrey Pfeifle(10)	2%	957,654
James Scully(11)	*	130,663
All directors and executive officers as a group	35%	22,055,768

5% Stockholders
TPG Advisors II, L.P.(12)	20%	11,804,255
FMR Corp.(13)	11%	6,876,723

*	Represents less than 1% of the class.
(1)	Includes (i) 4,001,186 shares owned by Mr. Drexler, (ii) 1,505,459 shares owned by a family trust for which Mr. Drexler is a trustee, (iii) 2,712,177 shares not currently owned but issuable upon the exercise of stock options awarded under our stock option plans that are currently exercisable, and (iv) 261,332 restricted shares of Common Stock granted under our equity incentive plan, of which 72,592 shares will vest on each of November 1, 2007 and November 1, 2008, and 58,074 shares will vest on each of August 8, 2008 and August 8, 2009.
(2)	Mr. Boyce has resigned as a director effective May 15, 2007.
(3)	Includes 3,629 shares not currently owned but issuable upon the exercise of stock options awarded under our stock option plans that are currently exercisable.
(4)	As a Shareholder (as defined in note (12) below), Mr. Coulter may be deemed to be the beneficial owner of shares owned by the TPG II Funds (as defined in note (12) below).
(5)	Includes 60,492 shares not currently owned but issuable upon the exercise of stock options awarded under our stock option plans that are currently exercisable.
(6)	Ms. Reisman was elected by our Board of Directors as a director effective May 15, 2007.

(7)	Includes 75,009 shares not currently owned but issuable upon the exercise of stock options awarded under our stock option plans that are currently exercisable.
(8)	Includes 45,974 shares not currently owned but issuable upon the exercise of stock options awarded under our stock option plans that are currently exercisable.
(9)	Includes 130,661 shares not currently owned but issuable upon the exercise of stock options awarded under our stock option plans that are currently exercisable and 96,788 restricted shares of Common Stock granted under our equity incentive plan, of which 24,197 will vest on each of April 1, 2008 and April 1, 2009, 9,679 will vest on each of May 5, 2007 and May 5, 2008 and 29,036 will vest on August 14, 2009.
(10)	Includes 486,013 shares not currently owned but issuable upon the exercise of stock options awarded under our stock option plans that are currently exercisable and 77,430 restricted shares of Common Stock granted under our equity incentive plan, of which 24,197 will vest on each of November 1, 2007 and November 1, 2008 and 29,036 will vest on August 14, 2009.
(11)	Includes 62,911 shares not currently owned but issuable upon the exercise of stock options awarded under our stock option plans that are currently exercisable and 50,814 restricted shares of Common Stock granted under our equity incentive plan, of which 16,938 will vest on each of September 7, 2007, September 7, 2008 and September 7, 2009.
(12)	The address for TPG Advisors II, L.P. is 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102. TPG Advisors II, Inc. is the general partner of TPG Gen Par II, L.P. (“GenPar II”), which is the general partner of each of TPG Partners II, TPG Parallel II and TPG Investors II (together with TPG Partners II and TPG Parallel II, the “TPG II Funds”). The TPG II Funds beneficially own 11,804,255 shares of our Common Stock directly. TPG Advisors II, Inc. may be deemed to be the beneficial owner of shares beneficially owned by the TPG II Funds but disclaims such beneficial ownership pursuant to rules promulgated under the Exchange Act. David Bonderman, James G. Coulter and William S. Price, III (the “Shareholders”) are directors, officers and shareholders of TPG Advisors II, Inc. and may be deemed to be the beneficial owners of shares owned by the TPG II Funds. Each Shareholder disclaims beneficial ownership of any securities beneficially owned by the TPG II Funds.
(13)	Based on a Schedule 13G filed with the SEC, as of December 31, 2006, FMR Corp. and Edward C. Johnson 3d (“ECJ”) reported beneficial ownership of 6,876,723 shares of our Common Stock, none of which FMR Corp. or ECJ has sole voting power to vote or direct the vote of.

Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of all 6,876,723 shares reported by FMR Corp., as a result of acting as investment adviser to various investment companies (the “Funds”) registered under Section 8 of the Investment Company Act of 1940.

The ownership of one investment company, Fidelity Contrafund, amounted to 3,360,400 shares of our Common Stock.

ECJ and FMR Corp., through its control of Fidelity and the Funds each has sole power to dispose of the 6,876,723 shares owned by the Funds.

The Board of Trustees of the Funds has the sole power to vote or direct the voting of the shares owned directly by the Funds, in accordance with written guidelines established by the Funds’ Board of Trustees.

The address for each of FMR Corp., ECJ, Fidelity and Fidelity Contrafund is 82 Devonshire Street, Boston, Massachusetts 02109.

SECTION 16(a) BENEFICIAL

OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company's directors and certain officers and holders of more than 10% of the Company's Common Stock to file initial stock ownership reports and reports of changes in ownership with the SEC. SEC regulations require us to identify anyone who has failed to timely file his or her Section 16(a) reports. James Scully, our Executive Vice President and Chief Financial Officer, filed one Form 4 after the required filing date. Based solely on our review of copies of Section 16(a) reports furnished to us and written representations from certain reporting persons that no other Section 16(a) reports were required during fiscal 2006, we believe that all Section 16(a) filing requirements, other than as described in this paragraph, have been met during fiscal 2006.

MANAGEMENT

Executive Officers

The following table sets forth the name, age and position of individuals who are serving as our executive officers:

Name	Age	Position
Millard Drexler	62	Chief Executive Officer and Chairman of the Board
Jeffrey Pfeifle	48	President
Tracy Gardner	43	President—J.Crew Retail and Direct Divisions
James Scully	42	Executive Vice President, Chief Financial Officer

Millard Drexler.    Mr. Drexler has been our Chief Executive Officer since January 2003 and Chairman of the Board of Directors and a director since March 2003. Before joining J.Crew, Mr. Drexler was Chief Executive Officer of The Gap, Inc. from 1995 until September 2002, and was President of The Gap, Inc. from 1987 to 1995. Mr. Drexler also serves on the Board of Directors and Compensation and Nominating and Corporate Governance Committees of Apple Computer, Inc.

Jeffrey Pfeifle.    Mr. Pfeifle has been our President since February 2003. Before joining J.Crew, Mr. Pfeifle was Executive Vice President, Product and Design of the Old Navy division of The Gap, Inc. from 1995 and Vice President of Men’s Product and Design for the Banana Republic division of The Gap, Inc. from 1993. Prior to that, Mr. Pfeifle was Director of Merchandising for Ralph Lauren from 1989.

Tracy Gardner.    Ms. Gardner had been Executive Vice President, Merchandising, Planning & Production since March 2004 and became our President—J.Crew Retail and Direct Divisions in April 2007. Prior to joining J.Crew, Ms. Gardner held various positions at The Gap, Inc., including Senior Vice President of Adult Merchandising for the GAP brand from 2002 to March 2004, Vice President of Women’s Merchandising for the Banana Republic division from 2001 to 2002, Vice President of Men’s Merchandising for the Banana Republic division from 1999 to 2001 and Divisional Merchandising Manager of Men’s Wovens for the Banana Republic division prior to 1999.

James Scully.    James Scully has been our Executive Vice President and Chief Financial Officer since September 2005. Prior to joining J.Crew, Mr. Scully served as Executive Vice President of Human Resources and Strategic Planning of Saks Incorporated from 2004. Before that Mr. Scully served as Saks Incorporated’s Senior Vice President of Strategic and Financial Planning from 1999 to 2004 and as Senior Vice President, Treasurer from 1997 to 1999. Prior to joining Saks Incorporated, Mr. Scully held the position of Senior Vice President of Corporate Finance at Bank of America (formerly NationsBank) from 1994 to 1997.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION & ANALYSIS

Compensation Philosophy and Compensation Program Objectives

On July 3, 2006, we completed our initial public offering (the “IPO”). As a newly public company operating in the competitive apparel and accessories industry, we place high value on attracting and retaining our executives and associates since it is their talent and performance that is responsible for the Company’s success. Therefore, our compensation philosophy is to create a performance-based Company culture that attracts and retains a superior associate team. We aim to achieve this goal by designing a competitive and fiscally responsible compensation program to:

•	Attract the highest caliber of talent required for the success of our business,

•	Retain those associates capable of achieving challenging performance standards,

•	Incent associates to strive for superior Company and individual performance, and

•	Align management, associates and stakeholder interests over both the short and long-term.

We seek to achieve the objectives of our executive compensation program by offering a compensation package that utilizes three key elements: (1) base salary, (2) annual cash incentives, and (3) long-term equity incentives. We believe that together these performance-based elements support the objectives of our compensation program.

•

Base Salaries.    We seek to provide competitive base salaries factoring in the position, the executive’s skills and experience, the executive’s performance as well as other factors. We believe appropriate base salary levels are critical in helping us to attract and retain talented associates.

•

Annual Cash Incentives.    The aim of this element of compensation is to reward individual and group contributions to the Company’s annual operating performance and to recognize the achievement of challenging performance standards.

•

Long-Term Equity Incentives.    The long-term element of our compensation program consists of discretionary grants of equity awards which are reviewed annually. These are designed to align interests of management and associates with those of the Company and its stockholders by directly linking individual compensation to the Company’s long-term performance, as reflected in stock price appreciation and increased stockholder value.

Below is a description of our executive compensation process and a detailed discussion of each of the key elements of our compensation program as they apply to the individuals named in the Summary Compensation Table of our proxy statement (the “Named Executive Officers”).

Since we are now a public company, we will continue to review the overall design of our executive compensation program to ensure that it is structured to most effectively meet our compensation philosophy and objectives. We will also evaluate the program in the context of competitive market practice, as well as applicable legal and regulatory guidelines, including IRS rules governing the deductibility of compensation. This review may result in changes to the program we use today.

The Executive Compensation Process

The Compensation Committee

The compensation committee of the Board (the “Committee”) oversees our executive compensation program. The Committee meets regularly, both with and without management and its independent advisors. The

Committee’s responsibilities are detailed in its charter, which can be found on the investor relations section of our website at www.jcrew.com. These responsibilities include, but are not limited to, the following:

•	Reviewing and approving our compensation philosophy,

•	Determining executive compensation levels,

•	Annually reviewing and assessing performance goals and objectives for all executive officers, including the Chief Executive Officer (“CEO”), and

•	Determining short-term and long-term incentive compensation for all executive officers, including the CEO.

The Committee is responsible for making all decisions with respect to the compensation of the Named Executive Officers. With respect to the Named Executive Officers other than the CEO, the Committee’s compensation decisions involve the review of recommendations made by our CEO. The compensation of the CEO is determined by the Committee independently of management. Annually, the outside directors of the Board evaluate the performance of the CEO and that evaluation is then communicated to the CEO by the Chairman of the Committee.

The Committee’s process for determining executive compensation is straightforward. In the first quarter of each fiscal year, the Committee’s primary focus is to review base salaries, determine payout amounts for annual cash incentives, and review long-term equity for the Named Executive Officers and certain other key associates. At this time, the Committee also reviews and establishes performance metrics for the current year’s annual incentive plan.

Outside Compensation Consultant

The Committee retained Mercer Human Resource Consulting (“Mercer”) in September 2006 to serve as an outside compensation consultant to the Committee. Mercer advises the Committee on compensation plan design issues, regulatory changes, and best practices related to compensation and prepares benchmarking data using the comparative group described below. Mercer reports directly to the Committee. In addition, as a normal course of business, the Company has in the past and may continue in the future to purchase and/or participate in Mercer surveys. The Committee has reviewed the nature and cost of these services and believes they do not impair Mercer’s ability to provide an objective perspective regarding executive compensation. The Committee continues to monitor this relationship.

Benchmarking Process

In making compensation decisions, the Committee considers the competitive market for executives and compensation levels provided by comparable companies. The comparative group used to benchmark compensation with respect to our Named Executive Officers and other key associates is composed of specialty retailers with highly visible brands that we view as competitors for customers and/or executive talent. For fiscal 2006, the peer companies were Abercrombie & Fitch, Aeropostale Inc., American Eagle Outfitters Inc., Ann Taylor Stores Corp., Coach Inc., Chicos FAS Inc., Gap Inc., Limited Brands, New York & Company Inc., Polo Ralph Lauren, Talbots Inc. and Urban Outfitters Inc. Additionally, we considered compensation survey data from surveys in which we participate or purchase from a variety of publishers.

Though the Company generally targets salary levels at the median of our peer group, total compensation may exceed or fall below the median for certain of our Named Executive Officers and other key associates since one of the objectives of our compensation program is to consistently reward and retain top performers. As a result, actual compensation will vary depending on individual and Company performance.

CEO Compensation

Mr. Drexler joined the Company in January 2003 during a period when J.Crew, as a privately-held company, was experiencing significant underperformance and had limited equity value due to its leveraged capital structure. In order to attract Mr. Drexler to the Company, our major stockholder negotiated a compensation package with Mr. Drexler that made him an owner-manager, aligning him with the stockholders. At the time of his hire, Mr. Drexler invested $10 million of his own funds to purchase a substantial equity interest in the Company. The cash components of Mr. Drexler’s compensation package were intentionally set well below market. Specifically, the initial contract provided for an aggregate of $700,000, inclusive of a $200,000 base salary and $500,000 for bonus and all business expenses, a large component of which represented reimbursement of costs related to the business use of Mr. Drexler’s private plane. Mr. Drexler was also awarded equity grants in the form of stock options, premium-priced options and restricted stock, subject to four and five year vesting conditions. The combination of Mr. Drexler’s investment and the equity awards granted to him at the time of his hire created a heavy weighting on long-term incentives. The package was aligned to growing stockholder value and Mr. Drexler’s commitment to the long-term future of the Company.

Details regarding Mr. Drexler’s current compensation package are contained in tables that follow and a description of his amended and restated employment agreement begins on page 23 of this proxy statement. We continue to evaluate the components and level of our CEO’s compensation.

Components of the Executive Compensation Program

Though we feel it is important to provide competitive cash compensation, we believe that a substantial portion of executive compensation should be performance-based. We believe it is essential for executives to have a meaningful equity stake linked to the long-term performance of the Company and, therefore, we have created compensation packages that aim to foster an owner-operator culture. Other than base salary, compensation of our Named Executive Officers and other key associates is also largely comprised of variable or “at risk” incentive pay linked to the Company’s financial and stock performance and individual contributions. Other factors we consider in evaluating executive compensation include internal equity, external market and competitive information, assessment of individual performance, level of responsibility, and the overall expense of the program. In addition, we also strive to offer competitive benefits and appropriate perquisites.

Base Salary

Base salary represents the fixed component of our Named Executive Officers’ compensation. The Committee sets base salary levels based upon experience and skills, position, level of responsibility, the ability to replace the individual, and market practices. In general, the Committee seeks to target salary levels at the median of its peer group. The Committee reviews base salaries of the Named Executive Officers annually and approves all salary increases for the Named Executive Officers, including Mr. Drexler. Increases are based on several factors, including, the Committee’s assessment of individual performance and contribution, promotions, level of responsibility, scope of position, competitive market data and, with respect to our Named Executive Officers other than Mr. Drexler, input from Mr. Drexler.

In fiscal 2006, the Committee reviewed base salaries for our Named Executive Officers. For Mr. Drexler, the Committee decided that Mr. Drexler’s base salary was to remain at $200,000 given his role as owner-manager. This salary is well below the salary level normally provided to a Chief Executive Officer of a company of comparable size, complexity, and performance and below the median level of our peer group. Messrs. Scully and Pfeifle received salary increases of 5% and 2%, respectively. Ms. Gardner received a larger salary increase of 20% because she took on additional responsibilities.

Annual Cash Incentives

Our Named Executive Officers have the opportunity to earn cash incentives for meeting annual performance goals. Before the end of the first quarter of the relevant fiscal year, the Committee establishes financial and performance targets and opportunities for such year, which are based upon the Company’s EBITDA goals and are linked to our budget and plan for long-term success.

In addition, the Committee approves performance metrics for each Named Executive Officer. For fiscal 2006, the Committee determined that Mr. Drexler’s annual incentive award should be based on the Company’s overall financial performance since as CEO he is responsible for overseeing the operations of the entire Company. The specific metrics approved by the Committee for our other Named Executive Officers were as follows: contribution, EBIT, EBITDA, expense control, fill rate, gross margin %, inventory turn, merchandise margin %, retail comparable store sales, sales per square foot, timing and cost of new store openings and total sales.

Annual incentive awards to our Named Executive Officers are paid from the same incentive pool used for all of our eligible associates. For fiscal 2006, the size of the total pool could vary depending on the Company’s performance against pre-established EBITDA goals, as follows:

	Threshold	Target	Max
% of EBITDA Goal Achieved	93%	100%	118%
% of Target Incentive Pool Funded	33%	100%	200%
Probability of Achievement of EBITDA goal	Highly probable	Significant Company accomplishment	Extraordinary Company performance

To develop the target incentive pool, we calculate the target incentive awards assigned to each plan participant. Mr. Drexler’s target award for fiscal 2006 was $800,000, as defined in his amended and restated employment agreement. Target awards of the Named Executive Officers, other than Mr. Drexler, are expressed as a percentage of salary for the relevant fiscal year. The target award of each of these executives for fiscal 2006 was 50%.

The amount of the actual annual incentive award paid to each Named Executive Officer is determined by the Committee acting in its discretion, subject to the maximum specified in the plan. With respect to annual incentive awards for the Named Executive Officers other than Mr. Drexler, Mr. Drexler takes significant time to review both the quantitative and qualitative performance results of each such executive and recommends to the Committee an incentive award amount for each of them. Performance results are evaluated based on the overall judgment of the Committee, taking into account the recommendations made by Mr. Drexler, with no fixed or specific mathematical weighting applied to any element of individual performance. The Committee determines the amount of Mr. Drexler’s actual annual incentive award independently of management.

For fiscal 2006, the Company exceeded the pre-established maximum EBITDA goal and metrics assigned to individual Named Executive Officers were generally met or exceeded their targets. We paid maximum annual cash incentive awards to each of our Named Executive Officers at 200% of the target award amounts.

Long-Term Equity Incentives

Our executive officer compensation is heavily weighted in long-term equity as we believe superior stockholder returns are achieved through an ownership culture that encourages a focus on long-term performance by our Named Executive Officers and other key associates. By providing our executives with an equity stake in the Company, we are better able to align the interests of our Named Executive Officers and our stockholders. In establishing long-term equity incentive grants for our Named Executive Officers, the Committee reviews certain factors, including the outstanding equity grants held both by the individual and by our executives as a group, total compensation, performance, accumulated wealth analysis that includes projections of the potential value of vested equity (which is prepared reflecting assumptions about future stock price growth rates), the vesting dates of outstanding grants, tax and accounting costs, potential dilution and other factors.

On October 10, 2006, the Company adopted a written policy for granting equity for hiring, retention and recognition purposes. Under the policy, the CEO or his designee may communicate the anticipated number of restricted shares or options to be granted to associates at the level of Vice President or below. Awards will not actually be granted until approved by the Committee at its next meeting or by unanimous written consent. All grants of equity to associates above the Vice President level, including the Named Executive Officers, are determined and approved by the Committee. Each equity grant approved by the Committee will be made on the 15th day of the month in which the grant is approved if the grant is approved prior to the 15th of the month, or on the 15th day of the following month if the grant is approved on or after the 15th of the month (or in each case on the first business day following the 15th, if the 15th is not a business day). For new hires, equity will be granted on the 15th day of the following month in which employment commences, as long as the Committee has approved it. However, if the Company expects to file an annual report on Form 10-K or a quarterly report on Form 10-Q on or after the 15th day of the relevant month, the grant will be delayed until the 5th business day following the date of filing.

On November 7, 2006, the Committee approved the grant of non-qualified stock options to each of our Named Executive Officers, except for Mr. Drexler. The stock options were granted on November 15, 2006 in accordance with our equity grant policy. The number of shares of Common Stock underlying each stock option grant was determined by the Committee on a discretionary basis based on its evaluation of the amount of potential value generated under the stock price growth rate assumptions and the factors described herein. The exercise price per share equals 100% of the fair market value based on the average of the high and low price of a share of our Common Stock on the NYSE on the day prior to the date of grant in accordance with the terms of the applicable equity plan. Since the majority of outstanding equity grants will vest by 2009, the Committee determined that stock options that vest in equal installments in 2010 and 2011 would be an effective retention device. The term of the options is seven years. The grant date fair value of these options is shown in the Grants of Plan-Based Awards table shown on page 25 of this proxy statement. These options are also subject to a double-trigger vesting condition, which provides for an acceleration of the vesting schedule if the Named Executive Officer is terminated without cause or resigns for good reason within the one-year period following a change in control. We believe this structure provides an appropriate balance between building stockholder value and protecting the executives in the event of a corporate transaction since the continued vesting conditions are designed to assist the Company in retaining the Named Executive Officer if it chooses to do so.

In addition to the November 15, 2006 option grant, Mr. Scully was also awarded a stock option grant at the time of the IPO in June 2006 in recognition of his contribution to the IPO process. The exercise price was based on the initial offering price to the public of a share of the Company’s Common Stock upon the IPO. These options vest at a rate of 25% each year over four years and have a 10-year term.

Mr. Drexler did not receive stock options or equity grants in fiscal 2006.

For fiscal 2007 and going forward, as we are now a public company, we are reviewing the mix of equity grants and considering performance-based as well as traditional time-based equity awards in light of our long-term strategy and market practice. For our annual equity awards, we are considering several components that will foster stockholder value creation and long-term company performance. We are evaluating appropriate vehicles, including options, that provide a strong link to stock price appreciation and performance-based equity incentives that are intended to have a strong retention impact and to provide a direct link to long-term company performance.

Equity Ownership and Guidelines.    Though the Company does not currently have a security ownership policy for its Named Executive Officers, we believe in the importance of ongoing executive stock ownership in the Company and in linking the interests of our Named Executive Officers to those of our stockholders. We believe the structure of our long-term equity incentive programs, as well as the substantial equity interests of our Named Executive Officers generally, emphasize this belief. The Committee will continue to evaluate its policies in regard to equity ownership guidelines.

Benefits and Perquisites.    Benefits are provided to our Named Executive Officers in the same manner that they are provided to all other associates with the exception of our 2007 Associate Stock Purchase Plan. Named Executive Officers and certain of our other senior associates are not currently eligible to participate in this plan.

Our Named Executive Officers are eligible to participate in the Company’s 401(k) plan and receive the same health, life, and disability benefits available to our associates generally.

We offer all of our associates and directors, including Named Executive Officers, a 30% discount on all merchandise in our factory and retail stores, and through our direct channels (catalog and internet). We offer this discount because it represents common practice in the retail industry. This discount is extended to IRS qualified dependents, spouses and same-sex domestic partners. Federal tax law requires that the value of any discount extended to a same sex domestic partner be taxed as wages to the associate and further requires the Company to include the value of the discount as income to the associate.

We do not offer a defined benefit pension, supplemental executive retirement plan (SERP) or a non-qualified deferred compensation plan.

In addition, from time to time the Company agrees to provide certain executives with perquisites. The Company provides these perquisites on a limited basis in order to attract key talent and to enhance business efficiency. We believe these perquisites are in line with market practice. For fiscal 2006, we provided certain Named Executive Officers with the following perquisites:

Relocation expenses.    In fiscal 2006, the Company paid relocation expenses for Mr. Scully in accordance with our executive homeowner policy as he transitioned from Alabama to New York. Based on extenuating business circumstances, the Committee approved the provision to Mr. Scully of six additional months of temporary housing beyond the standard terms of our policy.

Commutation.    The Company provided Messrs. Pfeifle and Scully with commutation expenses. Mr. Pfeifle is provided daily car service in accordance with his employment agreement and Mr. Scully was provided commutation in connection with his relocation from Alabama to New York.

Driver.    We provide Mr. Drexler with a driver for all business needs.

Legal Fees.    We reimbursed Mr. Drexler for certain legal fees paid to his personal attorneys in connection with work directly related to Company business.

The cost incurred by the Company for each of these perquisites is detailed in a table on page 23 of this proxy statement.

Employment Agreements

From time to time, the Company enters into employment agreements in order to attract and retain key executives. Each Named Executive Officer is a party to an employment agreement. As described beginning on page 23 of this proxy statement, these agreements generally define the executive’s position, specify a minimum base salary, and provide for participation in our annual and long-term incentive plans, as well as other benefits. Most of the agreements contain covenants that limit the executives’ ability to compete or solicit associates or customers for a specified period following termination. The agreements also provide for various benefits under certain termination scenarios, as detailed beginning on page 27 of this proxy statement. In general, these benefits consist of salary continuation for periods ranging from twelve months to two years, a pro-rata bonus for the year in which termination occurred, and in some cases, the acceleration of all or a portion of unvested equity. The provisions vary by executive because each agreement was negotiated by the Company and the Named Executive Officer on an individual basis at the time of hire. We believe that these agreements enhanced our ability to recruit and retain the Named Executive Officers. Such agreements are standard in the apparel retailing industry, and we believe the provisions included in our agreements are in line with industry norms.

Executive Compensation Tax Deductibility

Section 162(m) of the Code generally denies a federal income tax deduction for certain compensation in excess of $1 million per year paid to the Chief Executive Officer and the four other most highly-paid executive officers of a publicly-traded corporation. Certain types of compensation, including compensation based on performance criteria that are approved in advance by stockholders, are excluded from the deduction limit. In addition, “grandfather” provisions may apply to certain compensation arrangements that existed before the corporation was publicly held. In view of such grandfather provisions, the Company expects that Section 162(m) will not limit the Company’s tax deduction for executive compensation for fiscal years 2006 and 2007. The Committee intends to continue to review its executive compensation program on an ongoing basis with respect to Section 162(m) and, where it deems advisable, the Committee will take appropriate action to preserve the tax deductibility of its executive compensation. However, the Committee intends to remain flexible to take actions that are deemed to be in the best interests of the Company and its stockholders and to maximize the effectiveness of the Company’s executive compensation plans. Such actions may not always qualify for tax deductibility under the Code.

The section below contains information, both narrative and tabular, regarding the types of compensation paid to our (i) principal executive officer, (ii) our principal financial officer and (iii) and our remaining Named Executive Officers as of the end of fiscal 2006. The Summary Compensation Table contains an overview of the amounts paid to our Named Executive Officers for fiscal 2006. The tables following the Summary Compensation table – the Grants of Plan-Based Awards, Outstanding Equity Awards at Fiscal Year-End, and Option Exercises and Stock Vested – contain details of our Named Executive Officers recent non-equity incentive and equity grants, past equity awards, general equity holdings, and equity exercises. Finally, we have included a table showing potential severance payments to our Named Executive Officers pursuant to their individual employment agreements and certain of our equity incentive plans.

The following table sets forth the compensation paid to or earned during fiscal 2006 by our Named Executive Officers:

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary ($)(1)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	All Other Compensation(5) ($)	Total ($)
Millard Drexler, Chairman and Chief Executive Officer	2006	$203,800	$284,752	$112,885	$1,600,000	$63,414	$2,264,851

James Scully, Executive Vice President & Chief Financial Officer	2006	$505,300	$117,250	$260,754	$500,000	$275,431	$1,658,735

Jeffrey Pfeifle, President	2006	$812,800	$103,308	$121,083	$800,000	$28,800	$1,865,991

Tracy Gardner, President—J.Crew Retail and Direct Divisions	2006	$594,200	$87,592	$316,292	$600,000	$8,800	$1,606,884

(1)	Represents total amount earned by each Named Executive Officer during the fifty-three week fiscal year.
(2)	For each of the Named Executive Officers, represents the amount we recorded under FAS 123R as share-based compensation in our financial statements for fiscal 2006 in connection with restricted stock awards granted in or prior to fiscal 2006. Unlike the amount reflected in our financial statements, however, this amount does not reflect any estimate of forfeitures related to service-based vesting. Instead, it assumes that the executive will perform the requisite service to vest in the award. The assumptions used in valuing the stock awards are described under the caption “Share-Based Compensation” in note 2 to our consolidated financial statements included in our Annual Report on Form 10-K filed for the fiscal year ended February 3, 2007.
(3)	For each of the Named Executive Officers, represents the amount we recorded under FAS 123R as share-based compensation in our financial statements for fiscal 2006 in connection with stock options granted in or prior to fiscal 2006. Unlike the amount reflected in our financial statements, however, this amount does not reflect any estimate of forfeitures related to service-based vesting. Instead, it assumes that the executive will perform the requisite service to vest in the options. The assumptions used in valuing the options are described under the caption “Share-Based Compensation” in note 2 to our consolidated financial statements included in our Annual Report on Form 10-K filed for the fiscal year ended February 3, 2007.
(4)	Represents the annual cash incentive awards earned in fiscal 2006 by each Named Executive Officer under our Company Annual Incentive Plan and paid to him or her on April 17, 2007. See page 24 of this proxy statement for a description of our Annual Incentive Plan.

(5)	All other compensation for fiscal 2006 consisted of the following:

	Millard Drexler	James Scully	Jeffrey Pfeifle	Tracy Gardner
Matching Contributions(i)	$—	$2,885	$8,800	$8,800
Commuting Expenses(ii)	—	13,366	20,000	—
Legal Fees(iii)	63,414	—	—	—
Relocation(iv)	—	177,206	—	—
Relocation tax reimbursement payment(v)	—	81,974	—	—

Totals	$63,414	$275,431	$28,800	$8,800

(i)	Represents total Company contributions to each Named Executive Officers accounts in the Company’s tax-qualified 401(k) Plan.
(ii)	With respect to Mr. Pfeifle, represents the cost of car service provided each business day to and from the office. With respect to Mr. Scully, represents the cost of air travel each weekend between Alabama and New York for a nine month period prior to his relocation to New York.
(iii)	With respect to Mr. Drexler, represents the Company’s reimbursement for certain legal fees paid to Mr. Drexler’s personal attorneys in connection with work directly related to the Company’s business.
(iv)	With respect to Mr. Scully, represents relocation costs paid by the Company in connection with his move to New York.
(v)	With respect to Mr. Scully, represents the tax-gross up amount paid by the Company in connection with his relocation and commuting expenses.

Named Executive Officer Employment Agreements

Millard Drexler

On October 20, 2005, we entered into an amended and restated employment agreement with Mr. Drexler, which replaced his previous employment agreement. Pursuant to this amended and restated agreement, Mr. Drexler will continue to serve as our Chief Executive Officer until August 31, 2008, provided that the amended and restated agreement will automatically extend for successive one-year periods unless we or Mr. Drexler provide at least 90 days’ written notice prior to the expiration of the then-current term. The amended and restated agreement provides Mr. Drexler with a minimum annual base salary of $200,000, an opportunity to earn an annual bonus based on the achievement of earnings objectives to be determined each year and the reimbursement of business expenses. Prior to February 1, 2006, Mr. Drexler’s total cash compensation was capped at $700,000 per year. Pursuant to the amended and restated agreement, beginning February 1, 2006, Mr. Drexler became eligible to receive a target bonus of $800,000 (provided that his bonus may be greater or less at the compensation committee’s discretion) and, as of that date his total annual cash compensation was no longer subject to a cap. In addition, pursuant to this agreement we reimbursed Mr. Drexler for $250,000 in moving expenses in connection with his relocation from California to New York (which was excluded, per the terms of agreement, from the $700,000 cap on cash compensation). Furthermore, the agreement provides that during the term of Mr. Drexler’s employment and for a period of six years thereafter, we will purchase and maintain, at our expense, directors and officers liability insurance providing coverage for Mr. Drexler in the same amount as our other executive officers and directors.

Jeffrey Pfeifle

Mr. Pfeifle has entered into an employment agreement with us pursuant to which he has agreed to serve as President for five years beginning on February 1, 2003, subject to automatic one-year renewals unless we or Mr. Pfeifle provide at least three months’ written notice prior to the expiration of the then current term. The agreement provides for an annual base salary of $760,000 (with such amount to be reviewed by the Board annually), an annual bonus with a target of 50% of base salary based on the achievement of certain Company and individual performance objectives to be determined each year, and reimbursement of business expenses. Mr. Pfeifle’s annual base salary was increased to $800,000 for fiscal 2006.

Tracy Gardner

Ms. Gardner has entered into an employment agreement with us pursuant to which she has agreed to serve as Executive Vice President, Merchandising, Planning and Production for four years beginning in March 2004, subject to renewal upon mutual agreement. The agreement provides for a minimum annual base salary of $450,000 and an annual bonus with a target of 50% of base salary based on the achievement of certain Company and individual performance objectives to be determined each year. Ms. Gardner’s annual base salary was increased to $600,000 for fiscal 2006. Ms. Gardner’s agreement is scheduled to expire in March 2008. In April 2007, Ms. Gardner was promoted to President—J.Crew Retail and Direct Divisions.

James Scully

Mr. Scully has entered into an employment agreement with us pursuant to which he has agreed to serve as our Executive Vice President and Chief Financial Officer for three years beginning in September 2005, subject to automatic one-year renewals unless we or Mr. Scully provide four month’s written notice prior to the expiration of the then current term. The agreement provides for a base salary of $475,000, which will be reviewed annually by us. He is eligible to receive an annual bonus with a target bonus of 50% of base salary based upon the achievement of certain Company and individual performance objectives to be determined each year. We agreed to provide Mr. Scully with relocation assistance in connection with his move to New York and incurred a total of $344,000 over 2005 and 2006 pursuant to this provision. Mr. Scully’s annual base salary was increased to $500,000 for fiscal 2006.

Company Annual Incentive Plan

On April 10, 2006, our compensation committee approved the financial goals under our annual incentive plan for fiscal 2006, which we refer to as the “2006 Plan,” for the annual cash incentive awards payable to our eligible participants in the 2006 Plan, including Messrs. Drexler, Pfeifle and Scully and Ms. Gardner. The awards payable under the 2006 Plan were based on the extent to which the Company met or exceeded specific financial goals established by the compensation committee and individual performance assessments as determined in the discretion of the compensation committee. For Messrs. Pfeifle and Scully and Ms. Gardner, the amount of the actual award could range from zero to 100% of annual base salary, with a target of 50% of his or her annual base salary. For Mr. Drexler, the amount of the actual award could range from $0 to $1,600,000, with a target of $800,000.

The following table sets forth the non-equity incentive award that could have been payable pursuant to our annual cash incentive plan and equity awards granted pursuant to our long-term equity plans to our Named Executive Officers for fiscal 2006. For fiscal 2006, because the Company exceeded the maximum EBITDA goal and based on their individual performance, the Named Executive Officers received annual cash incentive awards at the maximum payout level.

GRANTS OF PLAN-BASED AWARDS—FISCAL 2006

	Grant Date	Approval Date(2)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Option Awards: Number of Securities Underlying Options(3) (#)		Exercise or Base Price of Option Awards(4) ($/sh)	Closing Price on Grant Date(4) ($/sh)	Grant Date Fair Value of Stock and Option Awards(5) ($)
Name			Threshold ($)	Target ($)	Maximum ($)
Millard Drexler	—	—	$266,667	$800,000	$1,600,000	—		—	—	—

James Scully	—	—	$83,333	$250,000	$500,000	—		—	—	—
	6/27/06	6/5/06	—	—	—	15,000	(6)	$20.00	$20.00	$145,200
	11/15/06	11/7/06	—	—	—	17,500	(7)	$33.18	$34.70	$263,375

Jeffrey Pfeifle	—	—	$133,333	$400,000	$800,000	—		—	—	—
	11/15/06	11/7/06				25,000	(7)	$33.18	$34.70	$376,250

Tracy Gardner	—	—	$100,000	$300,000	$600,000	—		—	—	—
	11/15/06	11/7/06	—	—	—	150,000	(7)	$33.18	$34.70	$2,257,500

(1)	Represents possible payouts under the Company’s 2006 annual cash incentive plan. Actual payouts have been disclosed in the Summary Compensation Table above under the column “Non-Equity Incentive Plan Compensation.”
(2)

Pursuant to the Company’s policy for granting equity, all grants of equity to Named Executive Officers are determined and approved in advance by the Company’s compensation committee. See a description of the Company’s policy for granting equity on page 19 of this proxy statement. The committee approved the November 15, 2006 option grants to Messrs. Pfeifle and Scully and Ms. Gardner on November 7, 2006. The June 27, 2006 option grant to Mr. Scully was approved by the committee on June 5, 2006. Mr. Drexler did not receive any equity awards in fiscal 2006.

(3)	Represents option awards granted under the Company’s 2005 Equity Incentive Plan.
(4)	For each of the options granted on November 15, 2006 to Messrs. Scully and Pfeifle and Ms. Gardner, exercise price is determined by taking the average of the high and low price of a share of our Common Stock as reported on the NYSE for the last day immediately preceding the date of grant in accordance with the provisions of the Company’s 2005 Equity Incentive Plan. With respect to the options granted to Mr. Scully on June 27, 2006, which was the date that the Company priced its IPO, the exercise price was based on the initial offering price to the public of a share of our Common Stock upon the IPO and there was no actual closing price since the Company’s shares did not commence trading on the NYSE until June 28, 2006.
(5)	The assumptions used in valuing the options we granted during fiscal 2006 are described under the caption “Share-Based Compensation” in note 2 to our consolidated financial statements included in our Annual Report on Form 10-K filed for the fiscal year ended February 3, 2007.
(6)	These options vest 25% each year over four years and have a 10-year term.
(7)	These options vest and become exercisable in two equal installments on the fourth and fifth anniversaries of the date of grant and have a seven year term.

The following table sets forth information regarding the outstanding awards under our long-term equity incentive plans held by our Named Executive Officers at the end of fiscal 2006.

OUTSTANDING EQUITY AWARDS AT 2006 FISCAL YEAR-END

	Option Awards						Stock Awards
Name	Grant Year	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock held that have not vested (#)	Market value of shares or units of Stock held that have not vested (1) ($)
Millard Drexler	2003	270,007	270,008	(2)	$3.53	2/12/13	261,331	$9,792,073
	2004	1,215,036	405,012	(2)	$7.75	3/26/14
	2004	1,215,036	405,012	(2)	$12.92	3/26/14
	2004	12,099	24,197	(3)	$3.53	12/01/14
	2005	0	77,431	(4)	$7.75	8/08/15
	2005	0	77,431	(4)	$12.92	8/08/15

	Total	2,712,178	1,259,091				261,331	$9,792,073

James Scully	2005	24,197	72,592	(5)	$6.93	9/07/15	50,814	1,904,001
	2005	19,357	58,074	(5)	$7.75	9/07/15
	2005	19,357	58,074	(5)	$12.92	9/07/15
	2006	0	15,000	(6)	$20.00	6/27/16
	2006	0	17,500	(7)	$33.18	11/15/13

	Total	62,911	221,240				50,814	$1,904,001

Jeffrey Pfeifle	2003	162,005	81,001	(8)	$3.53	2/20/13	77,430	$2,901,302
	2004	162,004	54,002	(8)	$7.75	3/26/14
	2004	162,004	54,002	(8)	$12.92	3/26/14
	2005	0	48,394	(9)	$6.51	7/20/15
	2005	0	48,394	(10)	$6.93	8/14/15
	2006	0	25,000	(7)	$33.18	11/15/13

	Total	567,016	310,793				77,430	$2,901,302

Tracy Gardner	2004	48,394	48,395	(11)	$3.53	4/01/14	120,985	$4,533,308
	2004	9,678	29,037	(11)	$7.75	4/01/14
	2004	9,678	29,037	(11)	$12.92	4/01/14
	2005	0	38,715	(12)	$7.75	3/15/15
	2005	0	38,715	(12)	$12.92	3/15/15
	2005	0	96,789	(9)	$6.51	7/20/15
	2005	0	19,357	(9)	$7.75	7/20/15
	2005	0	19,357	(9)	$12.92	7/20/15
	2005	0	67,752	(10)	$6.93	8/14/15
	2006	0	150,000	(7)	$33.18	11/15/13

	Total	67,750	537,154				120,985	$4,533,308

(1)	Market value determined by multiplying the closing market price of a share of our Common Stock on February 2, 2007 ($37.47), which was the last business day of our fiscal 2006, by the number of unvested shares outstanding as of such date.
(2)	These options will vest 100% on January 27, 2008.
(3)	These options will vest in two equal installments on December 1, 2007 and December 1, 2008.
(4)	These options will vest in two equal installments on August 8, 2008 and August 8, 2009.

(5)	These options will vest in three equal installments on September 7, 2007, September 7, 2008 and September 7, 2009.
(6)	These options will vest in four equal installments on June 27, 2007, June 27, 2008, June 27, 2009 and June 27, 2010.
(7)	These options will vest in two equal installments on November 15, 2010 and November 15, 2011.
(8)	These options will vest 100% on February 1, 2008.
(9)	These options will vest in two equal installments on May 5, 2008 and May 5, 2009.
(10)	These options will vest 100% on August 14, 2009.
(11)	These options will vest in two equal installments on April 1, 2007 and April 1, 2008.
(12)	These options will vest in four equal installments on March 15, 2007, March 15, 2008, March 15, 2009 and March 15, 2010.

The following table sets forth information concerning the exercise of stock options and vesting of restricted stock during fiscal 2006 for each Named Executive Officer, on an aggregated basis.

OPTION EXERCISES AND STOCK VESTED—FISCAL 2006

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized Upon Vesting ($)
Millard Drexler	282,107	$933,744	388,618	$14,701,419
James Scully	—	—	16,938	$433,606
Jeffrey Pfeifle	—	—	156,603	$3,148,520
Tracy Gardner	—	—	24,197	$80,092

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

We have entered into employment agreements with Messrs. Drexler, Pfeifle, and Scully and Ms. Gardner. Under each of these agreements, we are required to pay severance benefits in connection with certain terminations of employment, including certain terminations in connection with a change in control of the Company. The employment agreements with Messrs. Drexler and Pfeifle also provide for accelerated vesting of certain equity awards in connection with certain terminations of employment. In addition, some of our equity incentive plans provide for the accelerated payment or vesting of awards in connection with certain terminations of employment. The following is a description of the severance, termination and change in control benefits payable to each of our Named Executive Officers pursuant to their respective employment agreements and our equity incentive plans.

For these purposes, “change in control” is generally defined as the occurrence of any one of the following events: (i) any sale, lease, exchange or other transfer of all or substantially all of our assets to any person(s) (other than to TPG Partnership II, L.P. or any of its affiliates (“TPG II”)) or Mr. Drexler or any entity that is directly or indirectly controlled by Mr. Drexler (together with TPG II, the “TPG-MD Group”), (ii) the approval of our stockholders of any proposal for the liquidation or dissolution of our Company, (iii) (A) any person(s) (other than the TPG-MD Group) becoming the beneficial owner of more than 40% of the aggregate voting power of the issued and outstanding stock entitled to vote in the election of directors, managers or trustees of our Company and (B) the TPG-MD Group beneficially owns in the aggregate a lesser percentage of the voting stock of our Company than such other person(s), (iv) a replacement of a majority of our Board of Directors over a two-year period that has not been approved by either the TPG-MD Group or by a vote of at least a majority of our Board of Directors, (v) any person(s) other than the TPG-MD Group shall have acquired the power to elect a majority of the members of our Board of Directors or (vi) a merger or consolidation of our Company with another entity in which holders of our Common Stock immediately prior to the consummation of the transaction hold, directly or indirectly, immediately following the consummation of the transaction, 50% or less of the common equity interest in the surviving corporation in such transaction.

Millard Drexler

Pursuant to the amended and restated employment agreement between us and Mr. Drexler, dated October 20, 2005 (which we refer to as the “Drexler Agreement”), the payments and/or benefits we have agreed to pay or provide to Mr. Drexler upon a termination of his employment vary depending on the reason for such termination.

We may terminate Mr. Drexler’s employment with us upon his disability, which is generally defined in the Drexler Agreement as Mr. Drexler’s inability to perform his duties for a period of six (6) consecutive months or for 180 days within any 365 day period as a result of his incapacity due to physical or mental illness. In addition, we may terminate Mr. Drexler’s employment for cause or at any time without cause. For these purposes, “cause” is generally defined under the Drexler Agreement as Mr. Drexler’s (a) willful and continued failure to substantially perform his duties, after written demand for substantial performance by our Board of Directors; (b) willful engagement in illegal conduct or gross misconduct which is materially and demonstrably injurious to us; or (c) breach of the non-solicitation, non-competition and confidential information obligations described below.

Mr. Drexler may terminate his employment with us with good reason or at any time, upon at least three (3) months’ advance written notice, without good reason. For these purposes, “good reason” is generally defined under the Drexler Agreement as (a) the diminution of, or appointment of anyone other than Mr. Drexler to serve in or handle, his positions, authority, duties, and responsibilities without his consent; (b) any purported termination of his employment by us for a reason other than for a reason or in a manner expressly permitted by the Drexler Agreement; (c) relocation of more than fifty (50) miles of Mr. Drexler’s principal work location; or (d) material breach of the Drexler Agreement by us.

In addition, Mr. Drexler’s employment will terminate upon his death or in the event either party provides notice to the other party not to renew the Drexler Agreement at least ninety (90) days prior to the expiration of its term.

If Mr. Drexler’s employment with us is terminated (i) as a result of his death, disability or either party’s failure to renew the term, (ii) by us for cause, or (iii) by Mr. Drexler without good reason, then Mr. Drexler will be entitled to any accrued but unpaid salary, accrued but unused vacation, and any unreimbursed expenses, in each case through the date of his termination.

If we terminate Mr. Drexler’s employment without cause or he terminates his employment with good reason, Mr. Drexler will be entitled to receive (i) a payment of his annual base salary through the termination date, any accrued vacation pay and any unreimbursed expenses, and (ii) subject to Mr. Drexler’s execution of a valid general release and waiver of claims against us, as well as his compliance with the non-competition, non-solicitation and confidential information restrictions described below, (A) a payment equal to his annual base salary and target bonus, one-half of such payment to be paid on the first business day that is six months and one day following the termination date and the remaining one-half of such payment to be paid in six equal monthly installments commencing on the first business day of the seventh calendar month following the termination date, (B) a payment equal to the product of (x) the last annual bonus Mr. Drexler received prior to the termination date and (y) a fraction, the numerator of which is the number of days of service completed by Mr. Drexler in the year of termination and the denominator of which is 365, such amount to be paid on the first business day that is six months and one day following the termination date, and (C) the immediate vesting of such portion of unvested restricted shares and stock options as provided and pursuant to the terms of the relevant grant agreements under our 2003 Equity Incentive Plan.

In addition, upon any termination of Mr. Drexler’s employment with us, Mr. Drexler will be entitled to any benefit or right under the Company employee benefit plans in which he is vested (except for any additional severance or termination payments). At this time, Mr. Drexler is not vested in any benefits or rights under our employee benefit plans.

In addition, pursuant to the Drexler Agreement, in the event that any payment or benefit provided to Mr. Drexler under the Drexler Agreement or under any other plan, program or arrangement of ours in connection with a change in control (as defined in Section 280G of the Code) becomes subject to the excise taxes imposed by Section 4999 of the Code, Mr. Drexler will be entitled to receive a “gross-up” payment in connection with any such excise taxes. We have also agreed to purchase and maintain, at our own expense, directors and officers liability insurance providing coverage for Mr. Drexler for the six (6) year period following his termination of employment in the same amount as our other executive officers and directors.

Pursuant to the Drexler Agreement, for the two (2) year period following the termination of Mr. Drexler’s employment, Mr. Drexler has agreed not to solicit or hire any of our employees. In addition, Mr. Drexler has agreed that, for the one (1) year period following his termination of employment, he will not compete with us in the retail apparel business in any geographic area in which we are engaged in such business. Mr. Drexler is also subject to standard non-disclosure of confidential information restrictions.

Jeffrey Pfeifle

Pursuant to the employment agreement between us and Mr. Pfeifle, dated January 24, 2003 (which we refer to as the “Pfeifle Agreement”), the payments and/or benefits we have agreed to pay or provide Mr. Pfeifle upon a termination of his employment vary depending on the reason for such termination.

Pursuant to the Pfeifle Agreement, we may terminate Mr. Pfeifle’s employment with us upon his disability, which is generally defined in the Pfeifle Agreement as Mr. Pfeifle’s inability to perform his duties for a period of six (6) consecutive months or for 180 days within any 365 day period as a result of his incapacity due to physical or mental illness. In addition, we may terminate Mr. Pfeifle’s employment for cause or at any time without cause. For these purposes, “cause” is generally defined under the Pfeifle Agreement as Mr. Pfeifle’s (a) failure to substantially perform his duties; (b) dishonesty, gross negligence in the performance of his duties or engaging in willful misconduct, which in the case of any such gross negligence has caused or is reasonably expected to result in direct or indirect material injury (monetarily or otherwise) to us or any of our affiliates; (c) material breach of the Pfeifle Agreement or other written agreement with us or material violation of any our policies applicable to Mr. Pfeifle; or (d) indictment for a crime that constitutes a felony or other crime of moral turpitude or fraud. In the case of clauses (a) and (c), Mr. Pfeifle will be afforded a reasonable opportunity to cure any such violation. In addition, if subsequent to the termination of Mr. Pfeifle’s employment other than for cause, it is determined in good faith by us that Mr. Pfeifle could have been terminated for cause, his employment shall, at our election, be deemed to have been terminated for cause retroactively to the date the events giving rise to cause occurred.

Pursuant to the Pfeifle Agreement, Mr. Pfeifle may terminate his employment with us with good reason or at any time, upon at least thirty (30) days advance notice, without good reason. For these purposes, “good reason” is generally defined under the Pfeifle Agreement as (a) the assignment to Mr. Pfeifle of any duties materially inconsistent with his position and responsibilities under the Pfeifle Agreement or any action by us that results in a material diminution of his position, authority, duties or responsibilities; (b) any purported termination of Mr. Pfeifle for a reason or in a manner not expressly permitted by the Pfeifle Agreement; (c) a relocation of more than thirty-five (35) miles of Mr. Pfeifle’s principal place of employment; (d) a material reduction in Mr. Pfeifle’s total compensation opportunity unless the reduction is part of a reduction that applies to a broad class of management employees, or any other material breach of the Pfeifle Agreement; or (e) requiring that Mr. Pfeifle report to any one other than our Chief Executive Officer.

In addition, Mr. Pfeifle’s employment will terminate upon his death or in the event either either party provides notice to the other party not to renew the Pfeifle Agreement at least ninety (90) days prior to the expiration of its term.

Pursuant to the Pfeifle Agreement, if Mr. Pfeifle’s employment with us is terminated (i) by us without cause, (ii) by Mr. Pfeifle with good reason, or (iii) as a result of our providing notice of our intent not to renew the term, then Mr. Pfeifle will be entitled to (i) a payment, within ten (10) days following the date of his termination (provided that any annual bonus will be paid on the date otherwise paid to other executives, if later), of his annual base salary through the termination date, any accrued vacation pay, any earned but unpaid annual bonus and any unreimbursed expenses; and (ii) subject to Mr. Pfeifle’s execution of a valid general release and waiver of all claims against us, as well as his compliance with the non-competition, non-solicitation and confidential information restrictions described below, (x) the continued payment of his base salary for the two (2) year period following his date of termination, (y) a pro-rated lump sum amount of any annual bonus that he would have otherwise received for the fiscal year in which he was terminated and (z) the immediate vesting of that portion of the options and restricted shares granted to him pursuant to the Pfeifle Agreement that would have become vested on the next scheduled vesting date following the termination date; provided, that, if such termination occurs following a change in control or within six months before a change in control, if such termination is in contemplation of the change in control, all of such options and restricted shares that are unvested will immediately vest and become exercisable, as applicable.

If Mr. Pfeifle’s employment with us is terminated (i) as a result of his death or disability, (ii) by us for cause, or (iii) by Mr. Pfeifle without good reason, then Mr. Pfeifle will be entitled to a payment, within thirty (30) days following the date of termination, of his earned but unpaid base salary, any accrued vacation pay, any earned but unpaid annual bonus and any unreimbursed expenses, in each case through the termination date. In addition, in the event Mr. Pfeifle’s employment is terminated as a result of his death or disability, that portion of the options and restricted shares granted to him pursuant to the Pfeifle Agreement that would have become vested on the next scheduled vesting date following the termination date will immediately vest. In the event of a termination of Mr. Pfeifle’s employment by him without good reason after January 24, 2008, he will also be entitled to any annual bonus earned in the fiscal year ended immediately prior to the date of termination.

In addition, any portion of options granted to Mr. Pfeifle pursuant to the Pfeifle Agreement that was vested as of his termination of employment will remain exercisable for (i) ninety days with respect to Mr. Pfeifle’s termination of his employment without good reason or (ii) the second anniversary of his date of termination with respect to a termination (a) on account of his death or disability, (b) by us without cause or (c) by Mr. Pfeifle with good reason.

Pursuant to the Pfeifle Agreement, for the one (1) year period following the termination of Mr. Pfeifle’s employment, Mr. Pfeifle has agreed not to solicit or hire any of our employees. In addition, for the six (6) month period following the termination of Mr. Pfeifle’s employment (other than a termination by us without cause, by Mr. Pfeifle with good reason or by Mr. Pfeifle for any reason following a change in control), Mr. Pfeifle has agreed not to compete with us in the retail apparel business in any geographic area in which we are engaged in such business. Mr. Pfeifle is also subject to standard non-disclosure of confidential information restrictions.

Tracy Gardner

Pursuant to the letter agreement dated January 23, 2004 between us and Ms. Gardner (which we refer to as the “Gardner Letter”), the payments and/or benefits we have agreed to pay or provide Ms. Gardner on a termination of her employment vary depending on the reason for such termination.

Pursuant to the Gardner Letter, we may terminate Ms. Gardner’s employment with us upon her disability, which is generally defined in the Gardner Letter as Ms. Gardner’s inability to perform her duties for a ninety (90) day period as a result of her incapacity due to physical or mental illness. In addition, we may terminate Ms. Gardner’s employment for cause or at any time without cause. For these purposes, “cause” is generally defined under the Gardner Letter as Ms. Gardner’s (a) indictment for a felony; (b) willful misconduct or gross negligence in connection with her performance of duties; (c) material breach of the Gardner Letter, including without limitation, her failure to perform her duties and responsibilities; (d) fraudulent act or omission by Ms. Gardner adverse to our reputation; or (e) disclosure of any confidential information to persons not authorized to know such information. Furthermore, if subsequent to the termination of Ms. Gardner’s employment it is determined that she could have been terminated for cause and there is a reasonable basis for such determination,

Ms. Gardner’s employment, at our election, shall be deemed to have been terminated for cause, in which event we would be entitled to immediately cease providing any severance benefits described below and to recover any severance benefits previously paid to Ms. Gardner.

Pursuant to the Gardner Letter, Ms. Gardner may terminate her employment with us with good reason or at any time, upon at least two (2) months advance notice, without good reason. For these purposes, “good reason” is generally defined under the Gardner Letter as either (a) any action by us that results in a material and continuing diminution of Ms. Gardner’s duties or responsibilities; or (b) a relocation of more than fifty (50) miles of her principal place of employment, in each case without Ms. Gardner’s written consent. Ms. Gardner’s employment will also terminate upon her death.

Pursuant to the Gardner Letter, if Ms. Gardner’s employment with us is terminated (i) by us without cause or (ii) by Ms. Gardner with good reason, then Ms. Gardner will be entitled to, subject to her execution of a valid general release and waiver of any claims she may have against us, (a) continued payment of base salary and continued medical benefits for a period of one (1) year following her termination date and (b) a lump sum in an amount equal to the pro-rated amount of any annual bonus that she would have otherwise received for the fiscal year in which she was terminated. However, Ms. Gardner’s right to the continuation of her base salary and medical benefits for one year following the termination of her employment will cease, respectively, upon the date that she becomes employed by a new employer or otherwise begins providing services for another entity and the date she becomes eligible for coverage under another group health plan; provided that if the cash compensation she receives from her new employer or otherwise is less than her base salary in effect immediately prior to her termination date, she will be entitled to receive the difference between her base salary and her new amount of cash compensation during the remainder of the severance period. In addition, if Ms. Gardner’s employment with us is terminated for any reason, Ms. Gardner will also be entitled to any earned but unpaid salary.

Pursuant to the Gardner Letter, Ms. Gardner has agreed that, for the twelve (12) month period following the termination of her employment (other than a termination by us without cause, by Ms. Gardner with good reason or by either party electing not to renew the employment period), she will not engage in or perform services for any entity in the retail, mail order and Internet apparel and accessories business within a 100 mile radius of any of our store locations or in the same area as we direct our mail order operations or solicit any of our customers or suppliers. In addition, for the one (1) year period following the termination of her employment for any reason, Ms. Gardner has agreed not to solicit or hire any of our employees. Ms. Gardner is also subject to standard non-disclosure of confidential information restrictions.

James Scully

Pursuant to the letter agreement dated August 16, 2005 between us and Mr. Scully (which we refer to as the “Scully Letter”), the payments and/or benefits we have agreed to pay or provide Mr. Scully on a termination of his employment vary depending on the reason for such termination.

Pursuant to the Scully Letter, we may terminate Mr. Scully’s employment with us upon his disability, which is generally defined in the Scully Letter as Mr. Scully’s inability to perform his duties for a ninety (90) day period as a result of his incapacity due to physical or mental illness. In addition, we may terminate Mr. Scully’s employment for cause or at any time without cause. For these purposes, “cause” is generally defined under the Scully Letter as Mr. Scully’s (a) indictment for a felony or any crime involving moral turpitude or being charged or sanctioned by the federal or state government or governmental authority or agency with violations of securities laws, or having been found by any court or governmental authority or agency to have committed any such violation; (b) willful misconduct or gross negligence in connection with his performance of duties; (c) willful and material breach of the Scully Letter, including without limitation, his failure to perform his duties and responsibilities thereunder (provided that he has 30 days to cure to the extent such violation is reasonably susceptible to cure); (d) fraudulent act or omission adverse to our reputation; (e) willful disclosure of any confidential information to persons not authorized to know such information; or (f) his violation of or failure to comply with any Company policy or any legal or regulatory obligations or requirements, including without limitation, failure to provide certifications as may be required by law (provided that he has 30 days to cure to the extent such violation is reasonably susceptible to cure). Furthermore, if subsequent to the termination of Mr. Scully’s employment it is determined that he could have been terminated for cause and there is a reasonable basis for such determination, Mr. Scully’s employment, at our election, shall be deemed to have been terminated for cause, in which event we would be entitled to immediately cease providing any severance benefits described below and to recover any severance benefits previously paid to Mr. Scully.

Pursuant to the Scully Letter, Mr. Scully may terminate his employment with us with good reason or at any time, upon at least two (2) months advance notice, without good reason. For these purposes, “good reason” is generally defined under the Scully Letter as (a) any action by us that results in a material and continuing diminution of Mr. Scully’s duties or responsibilities; (b) a reduction by us of Mr. Scully’s base salary or annual bonus opportunity as in effect from time to time, or (iii) a relocation of more than fifty (50) miles of his principal place of employment, in each case without Mr. Scully’s written consent. Mr. Scully’s employment will also terminate upon his death.

Pursuant to the Scully Letter, if Mr. Scully’s employment with us is terminated (i) by us without cause or (ii) by Mr. Scully with good reason, then Mr. Scully will be entitled to, subject to his execution of a valid general release and waiver of any claims he may have against us, (a) continued payment of base salary and continued medical benefits (which may consist of our reimbursement of COBRA payments) for a period of one (1) year following his termination date and (b) a lump sum in an amount equal to the pro-rated amount of any annual bonus that he would have otherwise received for the fiscal year in which he was terminated. However, Mr. Scully’s right to the continuation of his base salary and medical benefits for one year following the termination of his employment will cease, respectively, upon the date that he becomes employed by a new employer or otherwise begins providing services for another entity and the date he becomes eligible for coverage under another group health plan, provided that if the cash compensation he receives from his new employer or otherwise is less than his base salary in effect immediately prior to his termination date, he will be entitled to receive the difference between his base salary and his new amount of cash compensation during the remainder of the severance period. In addition, if Mr. Scully’s employment with us is terminated for any reason, Mr. Scully will also be entitled to any earned but unpaid salary.

Pursuant to the Scully Letter, Mr. Scully has agreed that, for the twelve (12) month period following the termination of his employment (other than a termination by us without cause, by Mr. Scully with good reason or as a result of our election not to renew the employment period), he will not engage in or perform services for any entity in the retail, mail order and Internet specialty apparel and accessories business within a 100 mile radius of any of our store locations or in the same area as we direct our mail order operations or solicit any of our customers or suppliers. In addition, for the one (1) year period following the termination of his employment for any reason, Mr. Scully has agreed not to solicit or hire any of our employees. Mr. Scully is also subject to standard non-disclosure of confidential information restrictions.

Equity Plans

None of the options to purchase shares of our Common Stock or restricted shares held by our Named Executive Officers and granted under our Amended and Restated 1997 Stock Option Plan, 2003 Equity Incentive Plan or 2005 Equity Incentive Plan will vest solely because of a “change in control” of our Company. However, stock options and/or restricted shares granted to our Named Executive Officers under such plans may provide for the acceleration of the vesting schedule in the event of the termination by us of a Named Executive Officer’s employment without cause or the termination by the Named Executive Officer for good reason within one year following a change in control.

In addition, in the event of a (i) dissolution or liquidation of the Company, (ii) a sale of all or substantially all of the Company’s assets, (iii) a merger or consolidation involving the Company in which the Company is not the surviving corporation or (iv) a merger or consolidation involving the Company in which the Company is the surviving corporation but the holders of shares of our Common Stock receive securities of another corporation and/or property, including cash, the compensation committee of the Company has the right, in its discretion, to cancel all outstanding equity awards (whether vested or unvested) and, in full consideration of such cancellation, pay to the holder of such award an amount in cash, for each share of Common Stock subject to the award, equal to, (A) with respect to an option, the excess of (x) the value, as determined by the committee, of securities and property (including cash) received by ordinary stockholders as a result of such event over (y) the exercise price of such option or (B) with respect to restricted shares, the value, as determined by the committee, of securities and property (including cash) received by the ordinary stockholders as a result of such event. If any of the events described above had occurred on February 3, 2007 and the compensation committee of the Company exercised its discretion to cash-out each outstanding and unvested equity award held by the Named Executive Officers as of such date, then each Named Executive Officer would have received an amount equal to the amount disclosed with respect to such Named Executive Officer in “Equity-Based Incentive Compensation” row of the tables below. For purposes of this calculation, we have assumed that the value per share received by ordinary stockholders of the Company in connection with such event would be equal to the closing market price of our Common Stock on February 2, 2007, which was the last business day of our fiscal year 2006.

The following tables estimate the amounts that would be payable to our Named Executive Officers if their employment terminated on February 3, 2007 based on the closing market price of our Common Stock on February 2, 2007 ($37.47), which was the last business day of our fiscal 2006, in each of the specified circumstances.

Millard Drexler

	Termination by (i) Executive Without Good Reason, (ii) by Executive’s Notice of Non-Renewal or (iii) by Company for Cause	Termination (i) by the Company “without Cause,” or (ii) by Executive for “Good Reason”(1)		Death/Disability	Termination as a result of Company Notice of Non-Renewal	Change in Control-Termination of Employment by the Company “without Cause” or by Executive for “Good Reason”(1)
Cash Severance	—	$1,000,000	(2)	—	—	$1,000,000	(2)
Equity-Based Incentive Compensation	—	$45,959,572	(3)	—	—	$45,959,572	(3)
Other Benefits/Tax Gross-Ups	—	—		—	—	$15,392,919	(4)

(1)	All severance payments and benefits payable to our Named Executive Officers upon a termination of employment by us without cause or by the executive with good reason are subject to the Named Executive Officer’s execution of a valid general release and waiver of all claims against the Company and, in the case of Messrs. Drexler and Pfeifle, compliance with applicable non-competition, non-solicitation and confidential information restrictions.
(2)	Represents amount equal to (i) Mr. Drexler’s base salary ($200,000) and target bonus ($800,000) (one half of such payment to be paid on the first business day that is six months and one day following the assumed termination date and the remaining one half of such payment to be paid in six equal monthly installments commencing on the first business day of the seventh calendar month following such date) and (ii) a pro-rated portion of the most recent annual cash incentive award he received prior to the assumed termination date ($0).
(3)	Represents an amount equal to the number of shares underlying all of Mr. Drexler’s unvested restricted shares and stock options as of February 3, 2007 multiplied by the spread between the closing market price of our Common Stock on February 2, 2007 ($37.47), which was the last business day of our fiscal 2006, and the applicable exercise price in the case of stock options.
(4)	Represents the estimated amount of the “gross-up” payment that Mr. Drexler would be entitled to receive in connection with any excise taxes imposed by Section 4999 of the Code as a result of a change in control (as defined by Section 280G of the Code).

Jeffrey Pfeifle

	Termination by (i) Executive Without Good Reason, (ii) by Executive’s Notice of Non-Renewal or (iii) by Company for Cause	Termination (i) by the Company “without Cause,” or (ii) by Executive for “Good Reason”(1)		Death/Disability		Termination as a result of Company Notice of Non-Renewal		Change in Control-Termination of Employment by the Company “without Cause” or by Executive for “Good Reason”(1)
Cash Severance	—	$2,000,000	(2)	—		$2,000,000	(2)	$2,000,000	(2)
Equity-Based Incentive Compensation	—	$2,749,174	(3)	$2,749,174	(3)	$2,749,174	(3)	$11,664,646	(4)
Other Benefits/Tax Gross-Ups	—	—		—		—		—

(1)	See footnote (1) to Mr. Drexler’s table above.
(2)	Represents amount equal to (i) continued payment of base salary ($800,000) for the two-year period following termination and (ii) pro-rated lump sum payment of any annual cash incentive award Mr. Pfeifle would have otherwise received for fiscal 2006 (assumes target bonus of $400,000).
(3)	Represents an amount equal to the number of shares underlying the portion of Mr. Pfeifle’s unvested restricted shares and stock options granted pursuant to the Pfeifle Agreement multiplied by the spread between the closing market price of our Common Stock on February 2, 2007 ($37.47), which was the last business day of our fiscal 2006, and the applicable exercise price in the case of stock options.
(4)	Represents an amount equal to the number of shares underlying all of Mr. Pfeifle’s unvested restricted shares and stock options as of February 3, 2007 multiplied by the spread between the closing market price of our Common Stock on February 2, 2007 ($37.47), which was the last business day of our fiscal 2006, and the applicable exercise price in the case of stock options.

Tracy Gardner

	Termination by (i) Executive Without Good Reason, (ii) by Executive’s Notice of Non-Renewal or (iii) by Company for Cause	Termination (i) by the Company “without Cause,” or (ii) by Executive for “Good Reason”(1)		Death/Disability	Termination as a result of Company Notice of Non-Renewal	Change in Control-Termination of Employment by the Company “without Cause” or by Executive for “Good Reason”(1)
Cash Severance	—	$900,000	(2)	—	—	$900,000	(2)
Equity-Based Incentive Compensation	—	—		—	—	$16,612,473	(3)
Other Benefits/Tax Gross-Ups	—	$10,554	(4)	—	—	—

(1)	See footnote (1) to Mr. Drexler’s table above.
(2)	Represents amount equal to (i) continued payment of base salary ($600,000) for one year following termination assuming that Ms. Gardner does not obtain other paid employment during that period and (ii) pro-rated lump sum payment of any annual cash incentive award she would have otherwise received for fiscal 2006 (assumes target bonus of $300,000).
(3)	Represents an amount equal to the number of shares underlying all of Ms. Gardner’s unvested restricted shares and stock options as of February 3, 2007 multiplied by the spread between the closing market price of our Common Stock on February 2, 2007 ($37.47), which was the last business day of our fiscal 2006, and the applicable exercise price in the case of stock options.
(4)	Represents an amount equal to the Company’s total COBRA cost to associates to continue coverage under the Company’s health insurance plan for one year assuming that she did not obtain other employment during that period.

James Scully

	Termination by (i) Executive Without Good Reason, (ii) by Executive’s Notice of Non-Renewal or (iii) by Company for Cause	Termination (i) by the Company “without Cause,” or (ii) by Executive for “Good Reason”(1)		Death/Disability	Termination as a result of Company Notice of Non-Renewal	Change in Control-Termination of Employment by the Company “without Cause” or by Executive for “Good Reason”(1)
Cash Severance	—	$750,000	(2)	—	—	$750,000	(2)
Equity-Based Incentive Compensation	—	—		—	—	$7,609,761	(3)
Other Benefits/Tax Gross-Ups	—	$10,554	(4)	—	—	—

(1)	See footnote (1) to Mr. Drexler’s table above.
(2)	Represents amount equal to (i) continued payment of base salary ($500,000) for one year following termination assuming that Mr. Scully does not obtain other paid employment during that period and (ii) pro-rated lump sum payment of any annual cash incentive award that he would have otherwise received for fiscal 2006 (assumes target bonus of $250,000).
(3)	Represents an amount equal to the number of shares underlying all of Mr. Scully’s unvested restricted shares and stock options as of February 3, 2007 multiplied by the spread between the closing market price of our Common Stock on February 2, 2007 ($37.47), which was the last business day of our fiscal 2006, and the applicable exercise price in the case of stock options.
(4)	Represents an amount equal to the Company’s total COBRA cost to associates to continue coverage under the Company’s health insurance plan for one year assuming that he did not obtain other employment during that period.

The following table sets forth the compensation paid to or earned during fiscal 2006 by our non-management directors.

DIRECTOR COMPENSATION

Name	Fees earned or paid in cash ($)		Option Awards(1) ($)		All Other Compensation ($)	Total ($)
Mary Ann Casati	$24,417	(2)	$73,777		—	$98,194
Steven Grand-Jean	$41,000	(3)	$205,353		—	$246,353
Stuart Sloan	$43,000	(4)	$205,353		—	$248,353
Josh Weston	$61,000	(5)	$205,353		—	$266,353
Bridget Ryan Berman	$39,000	(6)	$91,318	(6)	—	$130,318
Emily Scott	$41,000	(7)	$82,698	(7)	—	$123,698
Tom Scott	$35,000	(7)	$82,698	(7)	—	$117,698

(1)	Represents the dollar amount recognized for financial statement reporting purposes with respect to the outstanding stock options held by directors for fiscal 2006, as determined in accordance with FAS 123R. The assumptions used in valuing the options are described under the caption “Share-Based Compensation” in note 2 to our consolidated financial statements included in our Annual Report on Form 10-K filed for the fiscal year ended February 3, 2007.
(2)	Ms. Casati was appointed to our Board of Directors in June 2006. The fees earned or paid in cash consist of a $20,417 annual cash retainer (pro-rated based upon her appointment in June 2006) and $4,000 in meeting attendance fees.
(3)	Represents a $35,000 annual cash retainer and $6,000 in meeting attendance fees.

(4)	Represents a $35,000 annual cash retainer and $8,000 in meeting attendance fees.
(5)	Represents a $35,000 annual cash retainer, $6,000 in meeting attendance fees and a $20,000 annual fee for service as audit committee chairman.
(6)	Ms. Berman voluntarily resigned from our Board of Directors, effective December 26, 2006. As a result of her resignation, Ms. Berman forfeited 7,259 of the 14,518 non-qualified stock options granted to her for fiscal 2006 Board service. The fees earned or paid in cash consist of a $35,000 annual cash retainer and $4,000 in meeting attendance fees.
(7)	Mr. and Ms. Scott voluntarily resigned from our Board of Directors, effective December 2, 2006. As a result of their resignations, they each forfeited 7,259 of the 14,518 non-qualified stock options granted to them for fiscal 2006 Board service. The fees earned or paid in cash for Mr. Scott consist of a $35,000 annual cash retainer and for Ms. Scott consist of a $35,000 annual cash retainer and $6,000 in meeting attendance fees.

Compensation of Directors

Our philosophy of performance-based compensation also applies to compensation of directors. Directors who are our employees or representatives of TPG (Messrs. Boyce, Coslet, Coulter and Drexler) do not receive any compensation for their services as a director. All other directors, except for Ms. Casati, received the following as compensation in fiscal 2006: (1) a cash retainer of $35,000 and (2) a non-qualified stock option to purchase 14,518 shares of our Common Stock. The options have an exercise price of $40.04 per share, have a term of 10 years and become exercisable and vest in equal installments over a two-year period. Ms. Casati, who became a director in June 2006, received a pro-rated share of the cash retainer and a pro-rated option grant to purchase 7,259 shares of our Common Stock based on the same exercise price, term and vesting schedule. If a director ceases to serve as a director for any reason, other than removal for cause, any options vested at the time of termination of his or her services will remain exercisable for 90 days (but no longer than the 10-year term of the options). Each eligible director also received a further cash payment of $2,000 for each Board meeting attended in person. In addition, Mr. Weston, the chairman of the audit committee, received additional cash compensation of $20,000 in fiscal 2006 for his services on such committee. The chairperson of the compensation committee would have received additional cash compensation of $10,000 for his service as committee chairperson; however, since Mr. Coulter is a TPG director, he did not receive this additional compensation for serving as chairperson.

In addition, each of our directors, including directors who are employees or representatives of TPG, receives a 30% discount on all merchandise in our factory and retail stores and through our direct channels (catalog and internet), which we believe is a common practice in the retail industry.

CERTAIN RELATIONSHIPS

AND RELATED TRANSACTIONS

5.0% Notes Payable

On February 4, 2003, J.Crew Operating Corp., a wholly-owned subsidiary of the Company, entered into a credit agreement with TPG-MD Investment, LLC, an entity controlled by TPG, which together with its affiliates owns a substantial portion of the Company’s Common Stock, and Mr. Drexler. Under the terms of the credit agreement, we issued to TPG-MD Investment, LLC the 5.0% Notes Payable, which consisted of:

•	a Tranche A loan in an aggregate principal amount of $10.0 million, and

•	a Tranche B loan in an aggregate principal amount of $10.0 million.

The 5.0% Notes Payable were due in February 2008 and bore interest at 5.0% per annum payable semi-annually in arrears on January 31 and July 31, commencing on July 31, 2003. Interest was compounded and capitalized and added to the principal amount on each interest payment date. The 5.0% Notes Payable were guaranteed by certain subsidiaries of Operating.

Under the terms of TPG-MD Investment, LLC’s operating agreement, the distributions payable to Mr. Drexler under the credit agreement with TPG-MD Investment, LLC went directly to MDJC LLC, an entity whose sole members are Mr. Drexler, a trust for which Mr. Drexler and his wife are trustees and Grand-Jean Capital Management, which is owned by Steven Grand-Jean, a director of J.Crew. As payment for certain financial advisory services that Mr. Grand-Jean rendered to Mr. Drexler and pursuant to MDJC LLC’s operating agreement, Mr. Grand-Jean was entitled to distributions under certain circumstances from his equity interest in MDJC LLC.

TPG-MD Investment, LLC had the right, exercisable at any time prior to the maturity date of the 5.0% Notes Payable, to exchange the principal amount of and accrued and unpaid interest on the 5.0% Notes Payable into shares of our Common Stock at an exercise price of $3.52 per share. TPG-MD Investment, LLC exercised this conversion right immediately prior to the consummation of the IPO. As a result of the conversion, TPG-MD Investment LLC acquired 6,729,186 shares of our Common Stock, of which TPG received 3,364,593 shares, Mr. Grand-Jean received 84,115 shares of our Common Stock, Mr. Drexler received 2,283,213 shares of our Common Stock and a trust of which Mr. Drexler is a trustee received 997,265 shares of our Common Stock.

Madewell License Agreement

On October 20, 2005, we entered into a trademark license agreement with Mr. Drexler, our Chairman and Chief Executive Officer, and Millard S. Drexler, Inc., a corporation of which Mr. Drexler is a principal, whereby Mr. Drexler granted us a thirty-year exclusive, worldwide license to use the “Madewell” trademark and associated intellectual property rights owned by him to develop a supplemental clothing, footwear and accessories line. Pursuant to the agreement, in consideration for the license, we have reimbursed Mr. Drexler $242,300 for the actual costs expended in acquiring and developing this mark, and paid royalties of $1 per year for the term of the license, and recognize Mr. Drexler as “founder” and “creator” of any business developed in connection with this mark. We also agreed that, during Mr. Drexler’s employment, we will not assign or spin off ownership of the mark without his consent other than as part of a sale of the entire company (except that we may pledge or hypothecate our interest in the mark as part of bank or other financings).

Mr. Drexler further agreed to assign to the Company all of his residual rights in this mark and all associated intellectual property for no additional consideration if we (a) establish an operating business unit using this mark and (b) invest at least $7.5 million in developing this mark. In January 2007, we provided notice to Mr. Drexler that we had met these conditions, and Mr. Drexler assigned to the Company all of his residual rights in this mark and all associated intellectual property. Our agreement to recognize Mr. Drexler as “founder” and “creator” of any business developed in connection with this mark survives the assignment to us of these residual rights.

University Village Lease

Stuart Sloan, a director, is the President of UV, Inc., which is the general partner of University Village Limited Partnership, the owner and operator of University Village Shopping Center in Seattle, Washington. Mr. Sloan’s sons are the beneficiaries of trusts that are limited partners of University Village Limited Partnership. On October 14, 2003, we entered into a lease agreement with University Village Limited Partnership for a 7,400 square foot space at the University Village Shopping Center for the operation of one of our retail stores. The term of the lease is 10 years. We received an allowance for tenant’s improvements in the amount of $450,000 from University Village Limited Partnership. Annual rent due under the lease is comprised of (i) base rent payment of $296,000 for years one through five and $326,000 for years six through 10 and (ii) contingent rent payment based on the store’s sales in excess of a specified threshold. The lease also requires us to pay real estate taxes, insurance and certain common-area costs. We believe the terms of the lease are consistent with arms-length negotiations.

TPG Purchase of Common Stock

In July 2006, in connection with the IPO, we issued 3,673,729 shares of our Common Stock for an aggregate offering price of $73.5 million to TPG Partners II, L.P., TPG Parallel II, L.P. and TPG Investors II, L.P. These securities were offered and sold by us in reliance upon the exemptions provided for in Section 4(2) of the Securities Act relating to sales not involving any public offering. The sales were made without the use of an underwriter and the certificates representing the securities sold contain a restrictive legend that prohibits transfers without registration or an applicable exemption.

Registration Rights

We have entered into a registration rights agreement with the TPG II Funds and TPG 1999 Equity Partners II, L.P. (an affiliate of TPG) relating to the shares of our Common Stock they hold. In addition, subject to certain exceptions, including our right to defer a demand registration under certain circumstances, the TPG II Funds and TPG 1999 Equity Partners II, L.P. have the right to require us to register for public sale under the Securities Act all shares of Common Stock held by them that they request be registered at any time. The TPG II Funds and TPG Equity Partners II, L.P. are also entitled to piggyback registration rights with respect to any future registration statement we file for an underwritten public offering of our securities. Under the agreement, we are responsible for the expenses of any such offering. In accordance with this provision, we paid approximately $450,000 of expenses in connection with the sale by the TPG II Funds of shares of our Common Stock in a secondary public offering of our Common Stock, which was completed on January 31, 2007 (the “Secondary Public Offering”).

In addition, Mr. Drexler and a family trust for which Mr. Drexler is a trustee have rights under a stockholders’ agreement with us, the TPG II Funds and TPG 1999 Equity Partners II, L.P. to cause us to register their shares of Common Stock under the Securities Act. These rights include piggyback registration rights to require us to include their shares in any registered offering including shares held by the TPG II Funds and TPG 1999 Equity Partners II, L.P. and demand registration rights commencing as of July 3, 2007 similar to those described above. Under this agreement, we would be responsible for the expenses of any such offerings.

Private Aircraft

Mr. Drexler travels extensively for Company business, including for purposes of site visitations to the Company’s factory and retail stores. For purposes of business efficiency, Mr. Drexler uses his private plane. As part of the negotiation of his amended and restated employment agreement, our Board approved the Company’s charter arrangement with TAG Aviation for the use of Mr. Drexler’s private plane exclusively for business use. The Company paid TAG Aviation $5,300 per flight hour plus incidental costs, which we believe represents a discounted market rate, subject to a total annual cap of $750,000 unless otherwise approved by our Board. As previously disclosed, in fiscal 2006, the compensation committee of our Board of Directors approved excluding from the cap non-recurring plane costs related to travel by Mr. Drexler, Mr. Scully and the Company’s investment bankers in connection with the IPO and Secondary Public Offering roadshows. Excluding these one-time costs, we paid TAG Aviation $750,000 pursuant to this arrangement in fiscal 2006. In March 2007, our Board approved increasing the charter rate to $5,900 per flight hour plus incidental costs, which we believe still represents a discount to current market rates, and remains subject to the total annual cap of $750,000.

Review, Approval or Ratification of Transactions with Related Persons

The Board has adopted a written policy regarding the approval or ratification of all transactions required to be reported under the SEC’s rules regarding transactions with related persons. In accordance with this policy, the audit committee of the Board will evaluate each related person transaction for the purpose of recommending to the disinterested members of the Board that the transactions are fair, reasonable and within Company policy, and should be ratified and approved by the Board. At least semi-annually, management will provide the audit committee with information pertaining to related person transactions. The audit committee will consider each related person transaction in light of all relevant factors and the controls implemented to protect the interests of the Company and its stockholders. Relevant factors will include:

•	the benefits of the transaction to the Company;

•	the terms of the transaction and whether they are arm’s-length and in the ordinary course of the Company’s business;

•	the direct or indirect nature of the related person’s interest in the transaction;

•	the size and expected term of the transaction; and

•	other facts and circumstances that bear on the materiality of the related person transaction under applicable law and NYSE listing standards.

Approval by the Board of any related person transaction involving a director will also be made in accordance with applicable law and the Company’s organizational documents as from time to time in effect. Where a vote of the disinterested directors is required, such vote will be called only following full disclosure to such directors of the facts and circumstances of the relevant related person transaction. Related person transactions entered into, but not approved or ratified as required by the Board’s policy, will be subject to termination by the Company (or any relevant subsidiary), if so directed by the audit committee or the Board, as applicable, taking into account such factors as such body deems appropriate and relevant.

The transactions listed above under “Certain Relationships and Related Transactions” were approved by the independent members of our Board prior to the adoption of this written policy but after substantially similar evaluation as required by the policy.

REPORT OF THE COMPENSATION COMMITTEE

The compensation committee of our Board of Directors has reviewed and discussed the “Compensation Discussion and Analysis” section with management. Based on the review and discussions, the compensation committee recommended that the Board of Directors include the “Compensation Discussion and Analysis” in this proxy statement.

COMPENSATION COMMITTEE

James Coulter, Chairman

Jonathan Coslet

Mary Ann Casati

Compensation Committee Interlocks and Insider Participation

Until July 2006, the members of our compensation committee were Messrs. Coulter (Chairman) and Sloan and Ms. Scott. Ms. Scott is a former Chairman, former Chief Executive Officer and former Vice-Chairman of J.Crew. Mr. Sloan is the President of UV, Inc., which is the general partner of University Village Limited Partnership, the owner and operator of University Village Shopping Center in Seattle, Washington. The Company has entered into a 10-year lease agreement with University Village Limited Partnership with respect to the lease of 7,400 square feet at the University Village Shopping Center for the operation of one of our retail stores. See “Certain Relationships and Related Transactions—University Village Lease.”

Upon the IPO, Messrs. Coulter (Chairman) and Coslet and Ms. Casati were appointed as members of the compensation committee and Mr. Sloan and Ms. Scott resigned from the committee. Ms. Scott subsequently resigned as a director, effective December 2, 2006. Currently, each member of our compensation committee satisfies the independence requirements of the NYSE and no compensation committee interlocks exist.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

During fiscal years 2006, 2005 and 2004, KPMG LLP served as our independent registered public accounting firm and in that capacity rendered an unqualified opinion on our consolidated financial statements as of and for the three years ended February 3, 2007. Representatives from KPMG LLP are expected to be present at the Annual Meeting, where they will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

The following table sets forth the aggregate fees billed or expected to be billed to us by our independent registered public accounting firm in each of the last two fiscal years:

	Fiscal 2005	Fiscal 2006
Audit Fees	$705,000	$1,120,000
Audit-Related Fees	495,000	545,000
Tax Fees	25,000	6,000
All Other Fees	—	—

Total Fees	$1,225,000	$1,671,000

Audit Fees

These amounts represent fees billed or expected to be billed by KPMG LLP for professional services rendered for the audits of the Company’s annual financial statements for the fiscal years ended February 3, 2007 (“Fiscal 2006”) and January 28, 2006 (“Fiscal 2005”) and the reviews of the financial statements included in the Company’s quarterly reports on the Form 10-Q.

Audit-Related Fees

These amounts represent fees billed or expected to be billed by KPMG LLP for professional services rendered that were not included under “Audit Fees” above. Audit-Related Fees consisted principally of services provided in connection with the IPO and Secondary Public Offering of our Common Stock. For both Fiscal 2006 and Fiscal 2005, fees incurred in connection with our IPO were $400,000 and $495,000 respectively. Fiscal 2006 includes $143,000 for fees incurred in connection with the Secondary Public Offering of our Common Stock. The remaining fees in Fiscal 2006 were incurred in connection with a Form S-8 filing.

Tax Fees

These amounts represent fees billed or expected to be billed by KPMG LLP for professional services rendered for tax compliance related matters.

All Other Fees

None

Auditor Independence

The audit committee has considered whether the provision of the above-noted services is compatible with maintaining the auditor’s independence and has determined that the provision of such services has not adversely affected the auditor’s independence.

Policy on Audit Committee Pre-Approval of Audit and Permitted Non-Audit Services

The audit committee has established policies and procedures regarding the pre-approval of audit and other services that our independent auditor may perform for us. Under the policy, the audit committee must also approve on a case-by-case basis in advance the engagement of our independent auditor to perform any other work for us that is not an integral component of the audit services (“Non-Audit Services”) as well as the compensation payable to the independent auditor therefore. Approval can be made by one or more members of the audit committee as designated by the audit committee and/or chairman of the committee. In April 2007, the audit committee pre-approved the engagement of our independent auditors to perform Non-Audit Services from time to time up to a maximum compensation amount of $20,000 per year, above which amount any additional Non-Audit Services and compensation payable therefore would be required to be approved in advance by the audit committee.

The following is the report of the audit committee with respect to the Company's audited financial statements for the fiscal year ended February 3, 2007. The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference.

The Board of Directors has determined that each of the two undersigned members of the audit committee satisfies the independence requirements of the NYSE Listing Standards and the SEC's additional independence requirements for members of audit committees. The Board of Directors determined that all members of the audit committee are financially literate and that the chairperson of the audit committee, Josh Weston, is an “audit committee financial expert” as defined by SEC rules. The audit committee is governed by a written charter, which is available free of charge on the investor relations section of our website at www.jcrew.com or upon written request to the Secretary of the Company, J.Crew Group, Inc., 770 Broadway, New York, New York 10003. The audit committee held eight meetings in fiscal 2006.

AUDIT COMMITTEE REPORT

The audit committee’s primary responsibilities are to monitor the integrity of the Company’s financial statements and reporting process and systems of internal controls regarding finance and accounting and to monitor the Company’s compliance with legal and regulatory requirements, including disclosures and procedures. The committee also has the responsibility to evaluate the Company’s independent auditor’s qualifications, independence and performance as well as to evaluate the performance of the internal audit function. The audit committee provides an avenue of communication among the independent auditors, management, the internal auditors and the Board of Directors. Additional information about the committee’s responsibilities and duties can be found in the committee’s charter.

Management has the primary responsibility for the financial statements and the reporting process, including the Company’s systems of internal controls. The independent auditors are responsible for auditing the annual financial statements prepared by management and expressing an opinion as to whether those financial statements conform with accounting principles generally accepted in the United States of America.

The audit committee reviewed and discussed the audited financial statements with management and the Company’s independent auditors. These discussions included a review of the reasonableness of significant judgments, the quality, not just acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the audit committee by Statement on Auditing Standards (SAS) No. 61, as amended (Communications with Audit Committees), by the Auditing Standards Board of the American Institute of Certified Public Accountants. The Company’s independent auditors also provided to the audit committee written disclosures and the letter required by Independence Standards Board Standard No. 1, as amended (Independence Discussions with Audit Committees), by the Independence Standards Board, and the audit committee has discussed with the independent auditors their firm’s independence.

Based upon the review and discussions described in this report, the audit committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended February 3, 2007 that has been filed with the Securities and Exchange Commission.

AUDIT COMMITTEE

Josh Weston, Chairperson

Mary Ann Casati

The Audit Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates the Audit Committee Report by reference therein.

PROPOSAL 2

APPROVAL OF

J.CREW 2007 ASSOCIATE STOCK PURCHASE PLAN

The J.Crew 2007 Associate Stock Purchase Plan (the “Plan”) was adopted by our Board of Directors on December 5, 2006 and will be deemed to have taken effect as of such date if and when the Plan is approved by our stockholders. The purpose of the Plan is to encourage stock ownership by our eligible employees and any eligible employees of our subsidiaries designated by our Board, thereby increasing eligible employees’ personal interest in our continued success and progress. The Plan is also intended to facilitate and encourage regular investment in our Common Stock and to motivate eligible employees to contribute to our success. The Plan is designed to achieve these objectives by permitting eligible employees to make purchases of our Common Stock through payroll deductions at a discounted price.

The Plan is an employee stock purchase plan, which is intended to comply with the provisions of Section 423 of the Code.

Description of the Plan

The following description is intended to summarize certain key provisions of the Plan and is not intended to be complete and is qualified in its entirety by the specific language of the Plan, a copy of which is attached as Exhibit A to this proxy statement. Defined terms that are otherwise not defined herein shall have the meanings set forth in the Plan. In the event of any discrepancy between the description herein and the terms of the Plan, the terms of the Plan will govern.

Plan Administration

The Plan is administered by the compensation committee of our Board, or our Board or such other persons as the Board or the compensation committee may appoint from time to time (the “Committee”).

Eligible Employees

Unless the Committee determines otherwise, all of our employees are eligible to participate in the Plan except those (i) who have been employed with us for less than one year; (ii) whose customary employment with us is twenty hours or less per week; (iii) whose customary employment with us is for not more than five months in any calendar year; or (iv) who are employed at a level of senior vice president or higher and who constitute “highly compensated employees” within the meaning of Section 414(q) of the Code. As of February 3, 2007, approximately 2,400 of our employees were eligible to participate in the Plan.

Share Limits

500,000 shares of our Common Stock have been authorized for issuance under the Plan. In the event of any change in the number of shares of our Common Stock outstanding effected without receipt of consideration by us, the maximum aggregate number of shares of our Common Stock that may be purchased under the Plan and under any outstanding participant option will be proportionately adjusted.

Participation in the Plan

An eligible employee may elect to participate in the Plan for any Offering Period (as defined below) commencing after the date on which such employee first becomes eligible to participate in the Plan by submitting a subscription agreement prior to the beginning of such Offering Period (in a form and manner prescribed by the Committee) authorizing payroll deductions of any whole percentage (up to a maximum of 15%) of such employee’s eligible compensation for each payroll period during such Offering Period.

An Offering Period under the Plan is a six-month period commencing on or about February 1 and August 1 of each plan year or such other period as the Committee may determine. Eligible compensation for purposes of the Plan means all regular compensation including salary, wages, overtime, shift differentials and commissions, but excludes (i) bonus payments, (ii) relocation, expense, tuition or other reimbursements and (iii) income realized as a result of the employee’s participation in any stock option, stock purchase or similar plan.

An employee’s election will apply to all future payroll periods unless subsequently modified. Participating employees may decrease or terminate payroll deductions by submitting an updated subscription agreement. Any requested change in an employee’s payroll deduction rate will be effective as of the first payroll period commencing at least five business days after we receive such employee’s new subscription agreement (unless we elect to process a particular request more quickly). The Committee also reserves the right to limit the number of times a participant may request a change in payroll reduction rate. No interest will be paid on amounts deducted from an employee’s payroll pursuant to the Plan.

Purchases

Amounts deducted from an employee’s payroll under the Plan are used, on the last day of the applicable Offering Period, to purchase the maximum number of whole shares of our Common Stock which the participant may purchase under the Plan for that Offering Period. The purchase price paid by a participant for a share of our Common Stock purchased under the Plan is 85% of the fair market value on either the first day or last day of the Offering Period, whichever is less. For these purposes, “fair market value” on a specified day means the average of the high and low sales prices of a share of our Common Stock as reported on the NYSE (or, if the prices are not so reported, the average of the closing bid and ask prices reported by the National Association of Securities Dealers (“NASD”) Automated Quotation System or another member of the NASD chosen by the Committee) on such day, or, if the applicable exchange or inter-dealer quotation system is closed on such day, then on the immediately preceding date on which our Common Stock was traded or a bid and ask price was reported, as applicable. If no such price information is reported as described in the previous sentence, the “fair market value” shall be determined by the Committee in good faith to reflect the fair market value of a share of our Common Stock. As of April 12, the fair market value of a share of our Common Stock was $39.60.

Shares of our Common Stock purchased by participants pursuant to the Plan will be either (i) purchased by us on the open market or (ii) authorized but unissued shares.

Limitations on Shares Purchased Under the Plan

Participants in the Plan may not purchase more than 5,000 shares of our Common Stock during any Offering Period or more than $25,000 worth of our Common Stock (based on the fair market value of the stock on the first day of the Offering Period) in any one calendar year. In addition, a participant’s payroll deductions may not exceed $21,250 in any one calendar year.

Withdrawal from the Plan

A participant may terminate his or her participation in any Offering Period by submitting a notice of withdrawal in a form and manner prescribed by the Committee. Upon a participant’s withdrawal, his or her option for the Offering Period from which he or she withdrew will be terminated and no further payroll deductions will be made for such participant during the remainder of that Offering Period. As soon as reasonably practicable after a participant’s withdrawal, such participant will receive a distribution of the payroll deductions accumulated in his or her account under the Plan. Shares held in the participant’s account as of the date of such withdrawal must remain in the account until the participant directs the Plan custodian to sell the shares and pays the applicable brokerage fee. A participant’s withdrawal from any Offering Period will not affect such participant’s ability to elect to participate in any subsequent Offering Period, which he or she may do by submitting a new subscription agreement prior to the beginning of such subsequent Offering Period.

Rights of Participants

With respect to shares of our Common Stock purchased on the last day of an Offering Period on a participant’s behalf, such participant shall have all of the rights and privileges of one of our stockholders with respect to such shares, except that shares held in the participant’s account under the Plan must remain in the account until the participant directs the Plan custodian to sell the shares and pays the applicable brokerage fee. Upon payment of the brokerage fee, the participant will be entitled to direct the Plan custodian at any time to sell all or any portion of the shares held in the participant’s account. The sale of securities purchased under the Plan is subject to all of our applicable policies (including, without limitation, our insider trading policies) then in effect.

Prior to the purchase of shares as described above, the participant does not have any rights as one of our stockholders with respect to shares underlying the participant’s outstanding option, and the participant is a general unsecured creditor of ours to the extent of any amounts deducted under the Plan from the participant’s compensation. Payroll deductions credited to a participant’s account and a participant’s rights under the Plan are not transferable (except transfers permitted under the Plan upon such participant’s death), and we may deem any attempt to make such a transfer to be an election to withdraw from the Plan.

Effect of Termination of Employment

Upon a participant’s termination of employment (for any reason), such participant will be deemed to have elected to withdraw from the Plan (as described above) and will no longer be eligible to participate in the Plan for any Offering Period commencing after the date of the termination of employment. Shares of our Common Stock held in the participant’s account under the Plan at the time of such participant’s termination must remain in the account until the participant directs the Plan custodian to sell the shares and pays the applicable brokerage fee.

Participant Accounts and Reports

Shares of our Common Stock purchased by each participant under the Plan are credited to a separate account established for the participant (in his or her own name) and maintained by the Plan custodian. Each participant will receive a statement at least annually reflecting purchases for his or her account under the Plan for the period covered by such statement.

Termination and Amendment of the Plan

The Plan will terminate on the earliest to occur of (i) the date on which no shares of our Common Stock remain reserved for issuance under the Plan; (ii) the tenth anniversary of the date the Plan took effect; and (iii) the termination of the Plan by the Committee. In the event that the Plan is terminated by the Committee, amounts deducted from a participant’s compensation pursuant to the Plan and not yet applied to purchase shares of our Common Stock will be paid to such participant. Shares of our Common Stock held in a participant’s account as of the date of termination of the Plan must remain in such account until the participant directs the Plan custodian to sell the shares and pays the applicable brokerage fee.

The Committee may amend the Plan at any time; provided that no amendment will be effective unless approved by our stockholders if such approval is required to comply with applicable law, regulation or stock exchange rule.

New Benefits under the Plan.

The amount of awards to be made in the future to the participants cannot be determined at this time.

The Board of Directors recommends that stockholders vote “FOR” this proposal.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

Under the rules and regulations of the SEC, the audit committee of the Board of Directors is directly responsible for the appointment of the Company’s independent public accountants. The audit committee has appointed KPMG LLP (“KPMG”), an independent registered public accounting firm, as the independent auditors to audit our books, records and accounts for the fiscal year ending February 2, 2008. KPMG has served as the Company’s independent auditors since the fiscal year ended January 31, 1998. The services provided to the Company by KPMG, along with the corresponding fees, for fiscal 2005 and 2006 are described under the caption “Independent Registered Public Accounting Firm Fees and Services” in this proxy statement.

Stockholder ratification of the appointment of the independent registered public accounting firm is not required. We are doing so because we believe it is a sound corporate governance practice. If our stockholders do not ratify the selection, the audit committee will consider whether or not to retain KPMG, but may still retain them.

The ratification of the appointment of the independent registered public accounting firm requires the affirmative vote of a majority of the votes cast at the meeting.

The Board of Directors recommends that stockholders vote “FOR” this proposal.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table represents aggregate equity compensation plan information as of the end of fiscal 2006 with respect to (1) equity plans that were approved by our stockholders and (2) equity plans that have not been approved by our stockholders.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(a)	Weighted-average exercise price of outstanding options, warrants and rights(b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))(c)
Equity compensation plans approved by security holders(1)	8,349,819	$7.33	397,121
Equity compensation plans not approved by security holders(2)	759,299	$30.63	1,140,701

Total	9,109,118	$9.27	1,537,822

(1)	The following plans were approved by our private stockholders prior to our IPO: the Amended and Restated 1997 Stock Option Plan and the 2003 Equity Incentive Plan.
(2)	The following plan has not been approved by our stockholders: the 2005 Equity Incentive Plan.

Description of Non-Stockholder Approved Equity Compensation Plans

2005 Equity Incentive Plan

Set forth below is a brief description of the material features of our 2005 Equity Incentive Plan (“2005 Plan”), which was adopted by our Board of Directors on October 11, 2005, subject to the approval of our compensation committee. Our compensation committee approved the 2005 Plan on July 3, 2006.

Share Reserve.    We have authorized 1,900,000 shares of our Common Stock for issuance under the 2005 Plan; provided that to the extent that any award granted under our Amended and Restated 1997 Stock Option Plan or 2003 Equity Incentive Plan terminates, expires or is canceled or is forfeited without having been exercised, the shares of our Common Stock covered by such award shall be treated as not issued pursuant to such plans and shall be available for grant under the 2005 Plan, but shall not be counted toward the aggregate number of shares of our Common Stock reserved for issuance under the 2005 Plan. Out of such aggregate, the maximum number of shares of our Common Stock that may be covered by incentive stock options, within the meaning of Section 422 of the Code shall not exceed 1,900,000 shares of Common Stock. To the extent that any equity based award granted under the 2005 Plan is forfeited, terminates, expires or is canceled without having been exercised, the shares of our Common Stock covered by such award shall again be available for grant under the 2005 Plan. The aggregate number of shares available for issuance under the 2005 Plan may be adjusted in the case of a stock dividend, recapitalization, stock split, reverse stock split, merger or other similar corporate transaction or event, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be provided under the 2005 Plan.

Eligibility.    Employees, independent contractors and directors of our Company or our subsidiaries are eligible to participate in the 2005 Plan.

Types of Awards.    The 2005 Plan permits the granting of incentive stock options, nonqualified stock options, shares of restricted stock, restricted stock units, stock appreciation rights, phantom stock, performance shares, deferred share units and share-denominated performance units.

Administration.    The 2005 Plan is administered by a committee, which shall consist solely of two or more persons, each of whom qualifies as a “non-employee director” (within the meaning of Rule 16b-3 promulgated under Section 16 of the Exchange Act), as an “outside director” (within the meaning of Treasury Regulation Section 1.162-27(e)(3)), and as “independent” within the meaning of any applicable stock exchange or similar regulatory authority, which such composition will be phased in pursuant to any applicable transition period. The committee determines, among other things, which eligible employees and independent contractors are to receive awards, the number of shares of our Common Stock subject to each award, and the terms and conditions of each award granted to employees and independent contractors, consistent with the provisions of the 2005 Plan. Our Board of Directors will have parallel authority with respect to awards granted to directors. The terms and conditions of each award may be set forth in a written award agreement with the recipient. The committee has the authority to interpret and administer the 2005 Plan and any award agreement and to establish rules and regulations for the administration of the 2005 Plan.

Options.    Options granted under the 2005 Plan may be either incentive stock options or nonqualified stock options, and such designation shall be stated in the award agreement. The holder of an option granted under the 2005 Plan will be entitled to purchase a number of shares of our Common Stock at a specified exercise price during a specified time period, as determined by our compensation committee. The exercise price per share of our Common Stock covered by any option shall not be less than 100% of the fair market value of a share of our Common Stock on the date on which such option is granted. The aggregate fair market value of shares of Common Stock with respect to which incentive stock options are exercisable for the first time by a participant during any calendar year under the 2005 Plan and any other stock option plan of our Company or our subsidiaries shall not exceed $100,000.

An option shall be exercised by such methods and procedures as the committee determines from time to time, including without limitation through net physical settlement or other method of cashless exercise. Options granted under the 2005 Plan generally may be transferred without our prior written consent only by will or by the laws of descent and distribution.

Other Stock-Based Awards.    The committee may grant other stock-based awards to employees and independent contractors and our Board of Directors may grant such awards to directors subject to such terms and conditions as the committee or our Board of Directors, as appropriate, may determine. Each such award may (i) involve the transfer of actual shares of our Common Stock to participants, either at the time of grant or thereafter, or payment in case or otherwise of amounts based on the value of shares of our Common Stock, (ii) be subject to performance-based and/or service-based conditions, (iii) be in the form of stock appreciation rights, phantom stock, restricted stock, restricted stock units, performance shares, deferred share units or share-denominated performance units, (iv) be designed to comply with applicable laws of jurisdictions other than the United States, and (v) be designed to qualify as performance-based compensation (by satisfying the requirements of Section 162(m) of the Code for deductibility of remuneration paid to “covered employees”); provided that each such award shall be denominated in, or shall have a value determined by reference to, a number of shares of our Common Stock that is specified at the time of grant of such award.

Performance-Based Compensation.    The amount payable with respect to an award that is intended to qualify as performance-based compensation under the 2005 Plan shall be determined in any manner permitted by Section 162(m) of the Code. The committee shall establish performance measures, the level of actual achievement of performance goals and the amount payable with respect to an award intended to qualify under Section 162(m) of the Code. The committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions, and may, subject to certain limitations, exercise its discretion to reduce the amounts payable under any award subject to performance conditions.

The grant, exercise and/or settlement of such performance or annual incentive award shall be contingent upon achievement of pre-established performance goals which shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria. Performance goals shall be objective and shall otherwise meet the requirements of Section 162(m) and regulations thereunder.

One or more of the following business criteria for our Company shall be used by the committee in establishing performance goals for such awards: (i) net income or operating net income (before or after taxes, interest, depreciation, amortization, and/or nonrecurring/unusual items), (ii) return on assets, return on capital, return on equity, return on economic capital, return on other measures of capital, return on sales, or other financial criteria, (iii) revenue or net sales, (iv) gross profit or operating gross profit, (v) cash flow, (vi) productivity or efficiency ratios, (vii) share price or total stockholder return, (viii) earnings per share, (ix) budget and expense management, (x) customer and product measures, including market share, high value client growth, and customer growth, (xi) working capital turnover and targets, (xii) margins, (xiii) economic value added or other value added measurements, (xiv) customer satisfaction based on specific goals, such as customer survey results or loyalty measures, (xv) employee measures based on specified goals, such as turnover, satisfaction surveys or sales per employee; staffing, diversity, training and development, (xvi) inventory turnover or inventory shrinkage, and (xvii) market penetration, geographic expansion or new concept development, in any such case (x) considered absolutely or relative to historic performance or relative to one or more other businesses, (y) determined for our Company, as a whole, or any business unit or division thereof, and/or (z) compared to the actual performance by a competitor or group of competitors determined in the discretion of the committee. Performance goals may differ for awards granted to any one participant or to different participants.

Certain Corporate Transactions; Change in Control.    In the event of certain corporate transactions, such as a merger or consolidation in which we are not the surviving entity or a sale of all or substantially all of the assets of our Company, the 2005 Plan provides that the committee shall, in its sole discretion, have the power to (i) cancel each outstanding award and pay to the participant to whom such award was granted an amount in cash, for each share of our Common Stock subject to such award and/or (ii) provide for the exchange of each outstanding award for an award with respect to, as appropriate, some or all of the property which a holder of the number of shares of our Common Stock subject to such award would have received in such transaction with an equitable adjustment to the exercise price of such award, or to the number of shares or amount of property subject to such award, or if appropriate, provide for a cash payment to the participant to whom such award was granted in partial consideration for the exchange of the award.

Amendment and Termination.    Our Board of Directors may amend or modify the 2005 Plan at any time, subject to any required approval of our stockholders or the recipients of outstanding awards.

STOCKHOLDER PROPOSALS FOR THE 2007 ANNUAL MEETING

None

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR 2008 ANNUAL MEETING

Inclusion of Proposals in Our Proxy Statement and Proxy Card Under the SEC’s Rules

Any proposal of a stockholder intended to be included in our proxy statement and form of proxy/voting instruction card for the 2008 annual meeting of stockholders pursuant to Rule 14a-8 of the SEC’s rules must be received by us no later than January 5, 2008, unless the date of our 2008 annual meeting is more than 30 days before or after June 12, 2008, in which case the proposal must be received a reasonable time before we begin to print and mail our proxy materials. All proposals should be addressed to the Secretary of the Company, J.Crew Group, Inc., 770 Broadway, New York, New York 10003.

Bylaw Requirements for Stockholder Submission of Nominations and Proposals

A stockholder recommendation for nomination of a person for election to our Board or a proposal for consideration at our 2008 annual meeting must be submitted in accordance with the advance notice procedures and other requirements set forth in our bylaws. These requirements are separate from, and in addition to, the requirements discussed above to have the stockholder nomination or other proposal included in our proxy statement and form of proxy/voting instruction card pursuant to the SEC’s rules. Our bylaws require that the proposal or recommendation for nomination must be received by our Secretary of the Company at the above address not later than March 13, 2008 nor earlier than February 13, 2008, unless the date of our 2008 annual meeting is more than 30 days before or after June 12, 2008, in which case notice by the stockholder to be timely must be so delivered not earlier than one hundred twenty days prior to such annual meeting and not later than the close of business on the later of the ninetieth day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made.

ADDITIONAL INFORMATION

Copies of the Company’s Annual Report on Form 10-K for Fiscal 2006, which includes audited financial statements, are being mailed to stockholders of the Company with this proxy statement.

NEW YORK, NEW YORK

May 4, 2007

Exhibit A

2007 ASSOCIATE STOCK PURCHASE PLAN

1) Purpose. The purpose of this J. Crew 2007 Associate Stock Purchase Plan (the “Plan”) is to provide associates of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions. It is the intention of the Company to have the Plan qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”). Accordingly, the provisions of the Plan shall be construed in a manner consistent with the requirements of Section 423 of the Code.

2) Definitions.

a) “Affiliate” shall mean any parent corporation or subsidiary corporation, whether now or hereafter existing, as those terms are defined in Section 424 of the Code.

b) “Board” shall mean the board of directors of J. Crew Group, Inc.

c) “Committee” shall mean the Compensation Committee of the Board, or the Board or such other persons as the Board or the Committee may appoint from time to time.

d) “Common Stock” shall mean the common stock of J. Crew Group, Inc.

e) “Company” shall mean J. Crew Group, Inc., a Delaware corporation, and any Designated Subsidiary(ies) of J. Crew Group, Inc.

f) “Compensation” shall mean regular compensation including salary, wages, overtime, shift differentials and commissions, but excluding (i) bonus payments, (ii) relocation, expense, tuition or other reimbursements and (iii) income realized as a result of participation in any stock option, stock purchase, or similar plan of the Company.

g) “Custodian” shall mean the custodian(s) appointed by the Committee pursuant to Section 3 hereof.

h) “Designated Subsidiary” shall mean any Subsidiary that the Board may designate from time to time in its sole discretion as being eligible to have its employees participate in the Plan.

i) “Exercise Date” shall mean the last day of each Offering Period.

j) “Fair Market Value” shall mean, as of a specified day, (i) the average of the high and low sales prices on such day of a share of Common Stock as reported on the principal securities exchange on which shares of Common Stock are then listed or admitted to trading or (ii) if not so reported, the average of the closing bid and ask prices on such day as reported on the National Association of Securities Dealers Automated Quotation System or (iii) if not so reported, as furnished by any member of the National Association of Securities Dealers, Inc. selected by the Committee. The Fair Market Value of a share of Common Stock as of any such date on which the applicable exchange or inter-dealer quotation system through which trading in the Common Stock regularly occurs is closed shall be the Fair Market Value determined pursuant to the preceding sentence as of the immediately preceding date on which the Common Stock is traded, a bid and ask price is reported or a trading price is reported by any member of NASD selected by the Committee. In the event that the price of a share of Common Stock shall not be so reported or furnished, the Fair Market Value shall be determined by the Committee in good faith to reflect the fair market value of a share of Common Stock.

k) “Grant Date” shall mean the first day of each Offering Period.

l) “Law” shall mean all provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933 (as amended), the Securities Exchange Act of 1934 (as amended) and the Code, in each case together with the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the Common Stock may then be listed.

m) “Offering Period” shall mean a six-month period commencing on or about February 1 and August 1 of each year (or at such other period as the Committee may determine in its discretion), provided that the Committee shall have the power to change the timing and duration of any Offering Period, and/or the frequency of Offering Periods, with respect to future offerings without stockholder approval if such change is announced at least five (5) days prior to the Grant Date of any Offering Period to be affected thereby.

n) “Participant” shall mean an individual who becomes a participant in the Plan pursuant to Section 5 hereof.

o) “Purchase Price” shall mean an amount equal to eighty-five percent (85%) of the Fair Market Value of a share of Common Stock on either the Grant Date or the Exercise Date, whichever is less.

p) “Subsidiary” shall mean a corporation, domestic or foreign, of which the Company or a Subsidiary owns stock possessing at least fifty percent (50%) of the combined voting power of all classes of stock, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.

3) Administration.

a) The Committee acting in its absolute discretion shall have the power to interpret this Plan and to take, or authorize one or more of its members or one or more of the Company’s executive officers to take, such actions in the administration and operation of this Plan as are expressly called for in the Plan or as the Committee deems equitable under the circumstances, which actions shall to the fullest extent permitted by law be final and binding on all parties.

b) The Committee may from time to time appoint one or more Custodians for the Plan to (i) hold all shares of Common Stock purchased under the Plan, (ii) maintain a separate account in the name of each Participant (such Participant’s “Participant Account”), to which payroll deductions made for such Participant pursuant to Section 6 hereof and Common Stock purchased on such Participant’s behalf pursuant to Section 8 hereof shall be credited, (iii) provide Participants, at least annually, with statements of their respective Participant Accounts and (iv) perform such other functions as the Committee shall specify.

c) No member of the Committee shall be liable for any action, omission or determination relating to the Plan, and the Company shall indemnify and hold harmless each member of the Committee, and each other director or employee of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been delegated, against any cost, expense (including reasonable attorneys’ fees) or liability arising out of any action, omission or determination relating to the Plan, unless, in either case, such action, omission or determination was taken or made by such Committee member, director or employee in bad faith and without reasonable belief that it was in the best interests of the Company.

4) Eligibility.

a) Individuals eligible to participate in the Plan (“Eligible Associates”) shall include all individuals who, as of a given Grant Date, are employees of the Company for tax purposes, excluding:

i) employees who have been employed with the Company for less than one (1) year prior to such Grant Date;

ii) employees whose customary employment with the Company is twenty (20) hours or less per week;

iii) employees whose customary employment with the Company is for not more than five (5) months in any calendar year; and

iv) employees employed at a level of senior vice president or higher who constitute “highly compensated employees” within the meaning of Section 414(q) of the Code.

b) If any individual who the Company deems to be ineligible to participate in the Plan because such individual is classified by the Company as an independent contractor with respect to the Company shall, prior to a given Grant Date, be reclassified by the Company as an employee of the Company for tax purposes, then as of such Grant Date such individual shall be eligible to participate in the Plan subject to Section 4(a) hereof.

c) For purposes of Section 4(a), the employment relationship between the Company and an employee shall be treated as continuing intact while the employee is on sick leave or other leave of absence approved by the Company if either (i) the period of such leave does not exceed three months or (ii) the employee’s right to reemployment is guaranteed either by statute or by contract. If an employee’s leave of absence exceeds three months in duration and he or she has no right to reemployment that is guaranteed either by statute or by contract, the employment relationship between the Company and such individual shall be deemed to be terminated for purposes of Section 4(a) (and thus the individual shall be ineligible to participate in the Plan) as of the first day following the expiration of such three-month period.

d) If any individual whose employment is deemed to have terminated in accordance with Section 4(c) hereof is subsequently rehired as an employee of the Company, then upon commencing his or her new period of employment with the Company such individual shall be eligible to participate in the Plan in accordance with Section 4(a) hereof; provided that for the purpose of determining the length of such individual’s employment under Section 4(a)(i), if such individual commences his or her new period of employment with the Company (i) within twelve (12) months of the date his or her employment was deemed to have been terminated, such individual shall receive credit for the period immediately prior to such deemed termination during which he or she was continuously employed by the Company or (ii) at any time following the twelve (12) month anniversary of the date his or her employment was deemed to have been terminated, the one-year period described in Section 4(a)(i) shall be deemed to begin on the date such individual commences his or her new period of employment with the Company.

5) Participation.

a) An Eligible Associate may become a Participant by completing and submitting a subscription agreement in such form and manner as the Committee may prescribe (a “Subscription Agreement”) authorizing the Company to make payroll deductions as provided herein.

b) Each Subscription Agreement completed and submitted by a Participant pursuant to Section 5(a), 6(d) or 12(b) hereof shall remain in effect for successive Offering Periods, and payroll deductions authorized thereby shall continue to be made, until either the Participant duly completes and submits a new Subscription Agreement or the Participant’s participation is terminated as provided in Section 10, 11 or 13 hereof.

6) Payroll Deductions.

a) In his or her Subscription Agreement, each Participant shall elect to have payroll deductions made (subject to Section 6(b) hereof) on each pay day during the Offering Period in an amount, designated in whole percentages, not exceeding fifteen percent (15%) of the Compensation which he or she receives on each such pay day.

b) Payroll deductions for each Participant shall commence on the first payroll following the applicable Grant Date and shall be made as specified by the Participant in his or her Subscription Agreement then in effect, provided that the amount deducted from any Participant’s Compensation in any calendar year shall not exceed the amount equal to eighty five percent (85%) of the maximum dollar value of Common Stock which the Participant is permitted to purchase in such calendar year under Section 423 of the Code, and provided further that the Company may reduce a Participant’s payroll deductions to zero percent (0%) at any time during an Offering Period in order to prevent the amount deducted from the Participant’s Compensation from exceeding (i) the maximum amount that may be deducted pursuant to this Section 6(b) or (ii) the amount that may be used to purchase stock on the Participant’s behalf on the Exercise Date of such Offering Period pursuant to Section 7(b) hereof and Section 423 of the Code. Unless earlier terminated pursuant to Section 10, 11 or 13 hereof, payroll deductions shall recommence at the rate provided in such Participant’s Subscription Agreement then in effect at the beginning of the first Offering Period with respect to which the Company determines that a decrease in payroll deductions pursuant to this Section 6(b) is no longer required.

c) All payroll deductions made for a Participant under the Plan shall be credited to his or her Participant Account. No interest shall accrue on the amounts credited to a Participant’s Participant Account under the Plan. A Participant may not make or arrange to be made any additional payments into his or her Participant Account.

d) A Participant may elect to decrease the rate of his or her payroll deductions during the Offering Period by completing and submitting a new Subscription Agreement authorizing a change in payroll deduction rate. The Committee shall have the power to limit the number of payroll deduction rate changes during any Offering Period. Any change in payroll deduction rate requested by a Participant shall take effect as of the first payroll period commencing at least five (5) business days after the Company’s receipt of the Participant’s new Subscription Agreement (unless the Company in its discretion elects to process a particular request more quickly) and shall remain in effect in accordance with Section 5(b) hereof.

7) Grant of Options.

a) Subject to Section 7(b), and subject to adjustment pursuant to Section 16, on the Grant Date of each Offering Period, each Participant shall be granted an option to purchase at the applicable Purchase Price on the Exercise Date of such Offering Period the number of shares of Common Stock determined by dividing (i) the amount credited to such Participant’s Participant Account pursuant to Section 6 hereof as of the Exercise Date by (ii) the applicable Purchase Price for such option.

b) Notwithstanding the foregoing, the maximum number of shares of Common Stock that may be purchased pursuant to any option shall be the lowest of (i) five thousand (5,000) shares, (ii) the number determined by dividing (x) the amount equal to the maximum dollar value of Common Stock which a Participant is permitted to purchase under the Plan pursuant to Section 423 of the Code in the calendar year in which the Exercise Date for such option will occur less the total Fair Market Value of all shares purchased by the Participant under the Plan (measured as of the Grant Date on which the option to purchase such shares was granted) during such calendar year by (y) the Fair Market Value of a share of the Common Stock underlying such option as of the Grant Date on which the option is granted, and (iii) the number permitted under Section 7(c) hereof and Section 423 of the Code.

c) Notwithstanding any other provision of the Plan to the contrary, no individual shall be granted any option under the Plan to the extent that, immediately after the grant,

i) such individual (or any other person whose stock would be attributed to such individual pursuant to Section 424(d) of the Code) would own capital stock of the Company or an Affiliate, or hold outstanding options to purchase such stock, possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Affiliate or

ii) such individual’s rights to purchase stock under the Plan and any other plans of the Company or its Affiliates which constitute “employee stock purchase plans” within the meaning of Section 423 of the Code would accrue at a rate which exceeds twenty-five thousand dollars ($25,000) worth of stock (or, if Section 423(b)(8) of the Code is hereafter amended, such other maximum dollar value of Common Stock as may be specified therein), determined at the Fair Market Value of the shares on the date the option to purchase such shares is granted, for each calendar year in which such option is outstanding at any time.

8) Exercise of Option.

a) Unless a Participant’s participation in the Plan is terminated as provided in Section 10, 11 or 13 hereof, his or her option shall be automatically exercised on the Exercise Date of the Offering Period in which such option was granted. Upon exercise, the monies accumulated in the Participant’s Participant Account as of the Exercise Date shall be applied to purchase for Participant at the applicable Purchase Price the maximum number of whole shares subject to such option (as determined pursuant to Section 7 hereof). No fractional shares of Common Stock shall be purchased under the Plan. Shares purchased on a Participant’s behalf pursuant to this Section 8(a) shall be registered either in the name of the Participant or in the name of the Participant and his or her spouse, as specified by the Participant in his or her Subscription Agreement then in effect.

b) As soon as practicable following the Exercise Date on which a Participant’s option is exercised, the shares of Common Stock purchased on such Participant’s behalf pursuant to such exercise shall be credited to his or her Participant Account. Any payroll deductions remaining in a Participant’s Participant Account following the Exercise Date which were insufficient to purchase a whole share of Common Stock shall be held in the Participant Account and, unless the Participant’s participation in the Plan is terminated as provided in Section 10, 11 or 13 hereof, shall be applied to purchase shares of Common Stock on the Participant’s behalf on the following Exercise Date, provided that the Committee may determine to distribute to a Participant any payroll deductions remaining in the Participant’s Participant Account following any Exercise Date which were not used to purchase shares on such Exercise Date.

c) During a Participant’s lifetime, any options granted to a Participant under the Plan shall be exercisable only by such Participant.

d) At the time the option is exercised, or at the time some or all of the Common Stock purchased under the Plan is disposed of, the Participant must make adequate provision for the Company’s federal, state or other tax withholding obligations, if any, which arise upon such exercise or disposition. At any time, the Company may, but shall not be obligated to, withhold from the Participant’s Compensation the amount necessary to satisfy any applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Common Stock by the Participant.

9) Rights as a Stockholder.

a) Prior to the Exercise Date on which shares of Common Stock are purchased on behalf of a Participant under the Plan, such Participant shall not have any rights as a stockholder of the Company with respect to such shares.

b) From and after the Exercise Date on which shares of Common Stock are purchased on behalf of a Participant under the Plan, such Participant (or, in the case of the Participant’s death, the person(s) entitled thereto under Section 12) shall have all of the rights and privileges of a stockholder of the Company with respect to such shares, provided that shares held in a Participant’s Participant Account must remain in the Participant Account until such time as the Participant (or, in the case of the Participant’s death, the person(s) entitled to do so under Section 12) directs the sale of such shares in accordance with this Section 9(b). Subject to the Company’s policies then in effect (including without limitation its policies regarding insider trading and trading windows then in effect) and subject to applicable Law, a Participant (or, in the case of the Participant’s death, the person(s) entitled thereto under Section 12) shall be entitled at any time, upon the payment of a customary brokerage fee, to direct the Custodian to sell all or any portion of the shares then held in such Participant Account. Shares held in a Participant’s Participant Account shall be sold in the order in which they were purchased on such Participant’s behalf under the Plan.

10) Withdrawal.

a) During any Offering Period, a Participant may withdraw all, but not less than all, of the monies credited to his or her Participant Account under the Plan by giving written notice to the Company, in such form and manner as the Committee may prescribe, prior to the Exercise Date of such Offering Period.

b) As soon as reasonably practicable after the Company receives notice of a Participant’s withdrawal from any Offering Period, (i) the Company shall cause to be distributed to such Participant any monies credited to his or her Participant Account, (ii) such Participant’s option for the Offering Period during which such Participant withdraws shall be automatically terminated and (iii) no further payroll deductions for such Participant shall be made under the Plan for the remainder of such Offering Period. Any shares of Common Stock held in the Participant’s Participant Account as of the date of his or her withdrawal shall remain in the Participant Account in accordance with Section 9(b).

c) If a Participant withdraws from an Offering Period, payroll deductions shall not resume at the beginning of the succeeding Offering Period unless the Participant completes and submits a new Subscription Agreement.

d) A Participant’s withdrawal from an Offering Period shall not in any way affect his or her eligibility to participate in the Plan during any Offering Periods that commence after the expiration of the Offering Period from which the Participant withdraws or in any similar plan that the Company may hereafter adopt.

11) Termination of Employment. Upon termination of a Participant’s employment for any reason, such Participant shall be deemed to have elected to withdraw from the Plan and the provisions of Section 10(b) hereof shall apply. In the case of termination due to a Participant’s death, the distribution described in Section 10(b)(i) shall be made to the person(s) entitled thereto under Section 12.

12) Designation of Beneficiary.

a) In his or her Subscription Agreement, a Participant may designate a beneficiary or beneficiaries who, in the event of such Participant’s death, shall be entitled to (i) receive any monies credited to the Participant’s Participant Account and not yet applied to purchase shares of Common Stock under the Plan as of the date of the Participant’s death and/or (ii) have transferred into his or her name the Participant’s Participant Account and any shares of Common Stock held therein as of the date of the Participant’s death, which shares shall remain in the Participant Account in accordance with Section 9(b).

b) A Participant may change his or her designated beneficiary(ies) at any time by completing and submitting a new Subscription Agreement indicating such change.

c) If a Participant is married and any designated beneficiary is not the Participant’s spouse, the consent of the Participant’s spouse shall be required for such designation to be effective.

d) In the event of the death of a Participant who has not validly designated a beneficiary under the Plan, or whose designated beneficiary predeceases the Participant, the rights and entitlements described in Section 12(a) shall pass to the executor or administrator of the Participant’s estate, or if to the knowledge of the Company no such executor or administrator has been appointed, to the Participant’s spouse or to any one or more dependents or relatives of the Participant as determined by the Company in its discretion, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

13) Transferability. Neither payroll deductions credited to a Participant’s Participant Account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, under the laws of descent and distribution, or as provided in Section 12 hereof) by the Participant. Any attempt to make any such assignment, transfer, pledge or other disposition shall be without effect, except that the Company in its discretion may treat such act as an election to withdraw from the Plan, in which case the provisions of Section 10(b) hereof shall apply.

14) Use of Funds. Each Participant shall be a general unsecured creditor of the Company with respect to any amounts deducted from such Participant’s Compensation under the Plan during the period prior to the Exercise Date on which such amounts are applied to the purchase of Common Stock for the Participant. The Company shall not be obligated to segregate from other assets of the Company any funds accumulated through payroll deductions made for Participants under the Plan, and may use such funds for any corporate purpose.

15) Common Stock Reserved for the Plan.

a) Subject to adjustment pursuant to Section 16 hereof, the maximum number of shares of the Common Stock that shall be available for purchase under the Plan shall be five hundred thousand (500,000) shares.

b) If the number of shares to be purchased pursuant to outstanding options on any Exercise Date exceeds the number of shares then available to be purchased under the Plan, the Committee shall (i) allocate the shares available to be purchased under the Plan among Participants in as uniform and equitable a manner as the Committee in its discretion shall determine to be practicable and (ii) return to Participants any monies remaining in such Participants’ respective Participant Accounts after such Exercise Date.

16) Adjustments Upon Changes in Capitalization, Dissolution, Liquidation, Merger or Asset Sale.

a) Changes in Capitalization. Subject to any action required by law to be taken by the stockholders of J. Crew Group, Inc., in the event of any increase or decrease in the number of shares of Common Stock effected without receipt of consideration by J. Crew Group, Inc. (including, without limitation, changes resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock) the maximum number or class(es) of shares that may be purchased under the Plan and under any options outstanding under the Plan shall be proportionately adjusted; provided, however, that conversion of any convertible securities of J. Crew Group, Inc. shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive.

b) Merger, Asset Sale, Dissolution or Liquidation. In the event of a proposed sale of all or substantially all of the assets of J. Crew Group, Inc., or the proposed merger of J. Crew Group, Inc. with or into another corporation, arrangements shall be made for each outstanding option to be assumed or an equivalent option substituted by the successor corporation or an Affiliate of the successor corporation. In the event that such a successor corporation refuses to assume or substitute for the options, or in the event of the proposed dissolution or liquidation of J. Crew Group, Inc., in each case unless provided otherwise by the Committee, the Offering Period then in progress shall be shortened by setting a new Exercise Date (the “New Exercise Date”), which shall be before the date of the proposed merger, asset sale, dissolution or liquidation. The Committee shall notify each Participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the Participant’s option has been changed to the New Exercise Date and that the Participant’s option shall be exercised automatically on the New Exercise Date unless prior to such date the Participant has withdrawn from the Offering Period pursuant to Section 10, 11 or 13 hereof.

17) Amendment or Termination.

a) The Committee may at any time and for any reason terminate or amend the Plan in any manner permitted by applicable Law, provided that, except as otherwise provided herein, no amendment shall make any change to any outstanding option that adversely affects the rights of any Participant. To the extent required by applicable Law, J. Crew Group, Inc. shall obtain stockholder approval of changes to the Plan in such a manner and to such a degree as so required.

b) In the event the Plan is terminated by the Committee, payroll deductions accumulated in a Participant’s Participant Account and not yet applied to purchase shares of Common Stock as of the date of termination shall be paid to such Participant. Any shares of Common Stock held in the Participant’s Participant Account as of the date of such termination shall remain in the Participant Account in accordance with Section 9(b).

c) Without stockholder consent and without regard to whether any Participant’s rights may be considered to have been “adversely affected,” the Committee shall be entitled to terminate the Plan at any time, change the Offering Periods, limit the frequency and/or number of changes to payroll deductions that Participants may make during an Offering Period, establish the exchange ratio applicable to amounts deducted from the payroll in a currency other than U.S. dollars (if applicable), permit payroll deductions in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed payroll deduction elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of

Common Stock for each Participant properly correspond with amounts deducted from the Participant’s Compensation, and establish such other limitations or procedures as the Committee in its sole discretion determines to be advisable and consistent with the Plan.

18) Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

19) Conditions Upon Issuance of Shares. Shares shall not be issued with respect to any option unless:

a) the Plan is approved by J. Crew Group, Inc.’s stockholders prior to the date such option will be exercised,

b) the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable Law and, if required by the Company in its discretion, shall be approved by counsel for the Company with respect to such compliance, and

c) if required or desirable in the opinion of counsel for the Company in order to ensure compliance with applicable Law, the Participant has represented and warranted at the time such option is being exercised that (a) such shares are being purchased only for investment and without any present intention to sell or distribute such shares and/or (b) any disposition of such shares will be made in accordance with the Company’s policies then in effect (including without limitation its policies regarding insider trading and trading windows then in effect) and applicable Law.

20) Government and Other Regulations. The Plan and the purchase of Common Stock hereunder shall be subject to (a) all applicable Law and (b) all rules and regulations promulgated by the Committee regarding the Plan and purchases and sales of Common Stock hereunder.

21) Risk of Participants. Each Participant assumes all risks associated with any decrease in the value of any securities in the Participant’s Participant Account and agrees that his or her Participant Account will be the sole source of payments under the Plan and that the Company will not be responsible for the payment of any benefits under the Plan. The establishment and operation of this Plan by the Company does not constitute a recommendation that any person purchase Common Stock or any other securities. The Common Stock available for purchase under the Plan may or may not be a suitable investment for Eligible Associates, and each Eligible Associate should therefore make an independent investigation into the merits of each investment. Each Participant, by becoming a Participant, agrees that the Participant is in no way relying on the Company or the Custodian for information or advice concerning the Participant’s investment decisions and that the Company and the Custodian are under no obligation to inform the Participant of any information which the Company or the Custodian may possess at any time which is or may be material to the investment decision of the Participant.

22) Tax Effects. Each Participant, by completing a Subscription Agreement, acknowledges that the Participant is not relying on advice by any person associated with the Company that favorable tax effects will result from participation in the Plan and that the Participant has been given sufficient opportunity to consult with the Participant’s own tax advisors concerning participation in the Plan.

23) Term of Plan. Upon approval of the Plan by J. Crew Group, Inc.’s stockholders, the Plan shall be deemed to have become effective upon the date of its adoption by the Board and, unless earlier terminated under Section 17 hereof, shall continue in effect until the earlier of (i) the date on which no Common Stock remains reserved for issuance under the Plan and (ii) the tenth anniversary of the date the Plan became effective pursuant to this Section 23. In the event the Plan is not approved by J. Crew Group, Inc.’s stockholders, it shall be of no force and effect and each Participant shall be treated as though he or she withdrew from the Plan in accordance with Section 10 hereof.

24) No Employment Rights. The establishment and operation of the Plan shall not confer any legal rights upon any Participant or other person for a continuation of employment, nor shall it interfere with the rights of the Company to discharge any employee and to treat him or her without regard to the effect which that treatment might have upon him or her as a Participant or potential Participant under the Plan.

25) Severability of Provisions. If any provisions of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Plan shall be construed and enforced as if such provisions had not been included.

26) Construction. The headings and captions herein are provided for reference and convenience only, and shall not be considered part of the Plan or employed in the construction of the Plan.

C/O CORPORATE SECRETARY 770 BROADWAY NEW YORK, NY 10003

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 11, 2007. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by J.Crew Group, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to J.Crew Group, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you vote by Internet, please DO NOT mail back this proxy card.

THANK YOU FOR VOTING.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	JCREW1 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends a vote “FOR” all nominees in Proposal 1 and a vote “FOR” Proposals 2 and 3.			For All	Withhold For All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1. Election of the following nominees as Class I Directors:			O	O	O
Nominees: 01) Heather Reisman 02) Stuart Sloan						For	Against	Abstain

2. Approve the J.Crew 2007 Associate Stock Purchase Plan.						O	O	O

3. Ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2007.						O	O	O

IMPORTANT:	This Proxy Card must be signed and dated below for your vote to be counted. You should date this Proxy Card and sign exactly as your name(s) appear(s) hereon. If stock is held jointly, signatures should include both names. Executors, Administrators, Trustees, Guardians and others signing in a representative capacity should indicate full title.

For address changes, please check this box and write them on the back where indicated.		O

MATERIALS ELECTION						Yes	No

As of July 1, 2007, SEC rules permit companies to send you a notice that proxy information is available on the Internet, instead of mailing you a complete set of materials. Check the box to the right if you want to receive a complete set of future proxy materials by mail, at no cost to you. If you do not take action you may receive only a Notice.	O			Please indicate if you plan to attend this meeting.		O	O

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 12, 2007

The stockholder(s) hereby appoint(s) Millard Drexler, James Scully and Arlene Hong, and each of them, as proxies, with full power of substitution, to vote for such stockholder(s) all the shares of Common Stock of J.Crew Group, Inc. which such stockholder(s) would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held at 10:00 a.m., local time, on June 12, 2007, at the Gramercy Park Hotel, 2 Lexington Avenue, New York, NY 10010, and any adjournments thereof upon the matters described in the accompanying Proxy Statement and upon any other business that may properly come before the meeting or any adjournments thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR THE OTHER PROPOSALS.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes:

(If you noted any Address Changes above, please mark corresponding box on the reverse side.)

CONTINUED AND TO BE MARKED, SIGNED AND DATED ON REVERSE SIDE